exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

bY AND Among

OVERSEAS SHIPHOLDING GROUP, INC.,

SALTCHUK RESOURCES, Inc.

and

SEAHAWK MERGECO., INC.

Dated as of MAY 19, 2024

ii

iii

Schedule A	Credit Agreements

Annex I	Conditions to the Offer

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 19, 2024 (this “Agreement”), is entered into by and among Overseas Shipholding Group, Inc., a Delaware corporation (the “Company”), Saltchuk Resources, Inc., a Washington corporation (“Parent”), and Seahawk MergeCo., Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended, extended and supplemented from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Common Stock (each such share, a “Share”) for $8.50 per Share to the holder of such Share in cash, without interest and subject to any applicable withholding Taxes (as such amount may be amended or adjusted in accordance with the terms of this Agreement, the “Offer Price”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to and in the best interests of the Company and its stockholders for the Company to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, advisable, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the Offer, in accordance with the DGCL, (c) resolved that the Merger shall be effected under and governed by Section 251(h) of the DGCL and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (this clause (d), the “Company Recommendation”), in each case, on the terms and conditions of this Agreement;

WHEREAS, the respective boards of directors of Parent and Merger Sub have each approved this Agreement and declared this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, advisable;

WHEREAS, the Company, Parent and Merger Sub acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement and prescribe certain conditions to the transactions contemplated by this Agreement.

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NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

Definitions; Construction

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) for (a) a merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which any Person or group of Persons (or the stockholders of any Person or group) would beneficially own, directly or indirectly, 20% or more of the outstanding Common Stock or 20% or more of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) any direct or indirect acquisition by any Person or group of Persons of more than 20% of the outstanding Common Stock (or any securities convertible into, or exchangeable for, such Common Stock) or total voting power represented by the outstanding voting securities of the Company, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any Person or group of Persons (or the stockholders of any Person or group) of more than 20% of the outstanding Common Stock (or any securities convertible into, or exchangeable for, such Common Stock) or total voting power represented by the outstanding voting securities of the Company, or (d) the acquisition in any manner, directly or indirectly, of over 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries (as determined in good faith by the Company Board).

“Action” means any claim, charge, complaint, demand, action, litigation, suit, arbitration, mediation, investigation by a Governmental Entity, or other proceeding, whether civil, criminal, administrative, judicial or quasi-judicial, in each case by or before a Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.2(a).

“Amended Certificate of Incorporation” has the meaning set forth in Section 4.2.

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“Available Transaction Debt Financing” has the meaning set forth in Section 7.11(b).

“Bargaining Agreement” means each Contract entered into by the Company or any of its Subsidiaries with a union, labor organization or works council governing the terms and conditions of employment of any employees of the Company or any of its Subsidiaries.

“Book-Entry Shares” has the meaning set forth in Section 4.6(a)(i).

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York.

“Business IT Systems” has the meaning set forth in Section 5.14(h).

“Bylaws” has the meaning set forth in Section 4.3.

“Cancelled Shares” has the meaning set forth in Section 4.5(b).

“Capital Stock” has the meaning set forth in Section 5.3(a).

“Capitalization Date” has the meaning set forth in Section 5.3(a).

“Certificate of Merger” has the meaning set forth in Section 3.3.

“Certificates” has the meaning set forth in Section 4.6(a)(i).

“Change Notice” has the meaning set forth in Section 7.2(c)(i).

“Change of Recommendation” has the meaning set forth in Section 7.2(c).

“Charter” has the meaning set forth in Section 4.2.

“Chosen Courts” has the meaning set forth in Section 10.5(a).

“Class A Common Stock” means the Class A common stock, $0.01 par value per share, of the Company.

“Class B Common Stock” means the Class B common stock, $0.01 par value per share, of the Company.

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning set forth in the Preamble.

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“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other employment, change in control, retention, bonus, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, retirement, vacation, severance, termination, disability, death benefit, medical, dental, or other employee benefit plan, program, agreement or arrangement (a) that the Company or any of its Subsidiaries sponsors, maintains or contributes to for the benefit of any current or former director, officer, or employee of the Company or any of its Subsidiaries or (b) to which the Company or any of its Subsidiaries has any liability, in each case, other than any Multiemployer Plan or any statutory or government-mandated arrangement.

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in Article V.

“Company Equity Awards” has the meaning set forth in Section 4.7(b).

“Company Information” has the meaning set forth in Section 6.13(b).

“Company Intellectual Property” means Intellectual Property owned by the Company and its Subsidiaries.

“Company IP Agreements” means licenses of Intellectual Property (i) from the Company or any of its Subsidiaries to any third party, and (ii) to the Company or any of its Subsidiaries from any third party, in each case, excluding Incidental Licenses.

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“Company Material Adverse Effect” means any fact, circumstance, change, event, condition, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the assets, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole or (b) a material adverse effect on, or prevents or materially delays, the ability of the Company to consummate the Transactions; provided, that, in the case of clause (a), none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”: any facts, circumstances, changes, events, occurrences or effects resulting from or attributable to (i) changes in the any of the industries in which the Company or its Subsidiaries operate, (ii) changes in economic conditions or the credit, debt, securities, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates or deterioration in the credit markets generally, (iii) changes in applicable Law, in GAAP or in accounting standards, or any changes in the interpretation thereof after the date of this Agreement, (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Offer or the Merger or other transactions contemplated hereby or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company or its Subsidiaries (provided, however, that this clause (iv) shall not apply to the representations and warranties set forth in Section 5.5 or the condition set forth in clause (c) of Annex I to the extent relating to such representations and warranties), (v) compliance with the covenants expressly set forth herein and any action taken, or omitted to be taken, by the Company or any of its Subsidiaries with the express prior written consent of Parent, (vi) acts of war (whether or not declared) or any outbreak of hostilities, sabotage or terrorism, cyber-terrorism, cyber-espionage, or cyber-war, or any escalation or worsening of any such acts of war (whether or not declared), outbreak of hostilities, sabotage or terrorism, cyber-terrorism, cyber-espionage, or cyber-war, (vii) weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, epidemics, pandemics or outbreaks of illness (including escalations or resurgences of COVID-19) or other public health event or other force majeure events, whether or not weather-related, (viii) any civil unrest, regulatory and political conditions or developments (including any government shutdowns or debt payment defaults), or any response of any Governmental Entity thereto, (ix) any Transaction Litigation, (x) any change in the price or trading volume of the Shares or the credit rating of the Company or any of its Subsidiaries, in each case, in and of itself, (xi) any failure to meet any published analyst estimates or expectations of the revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure to meet internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect), or (xii) the price of ship fuel, piracy, or international or intranational hostilities, disputes or conflicts affecting shipping (including with respect to the Suez Canal, the Panama Canal, the Houthis, the Ukrainian-Russian conflict, the Israel-Hamas conflict and the territorial disputes in the South China Sea); provided, that facts, circumstances, changes, events, occurrences or effects set forth in clauses (i), (ii), (iii), (vi), (vii), (viii) and (xii) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such facts, circumstances, changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to similarly situated businesses operating in the industries in which the Company and its Subsidiaries operate (provided, that only the incremental disproportionate adverse effects of such facts, circumstances, changes, events, occurrences or effects may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

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“Company Permits” has the meaning set forth in Section 5.9(a).

“Company Preferred Stock” has the meaning set forth in Section 5.3(a).

“Company Recommendation” has the meaning set forth in the Recitals.

“Company Related Parties” means (a) the Company and its Subsidiaries, (b) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (c) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Company RSU Awards” has the meaning set forth in Section 4.7(b).

“Company Schedule 13E-3” has the meaning set forth in Section 2.1(e)(ii).

“Company SEC Documents” has the meaning set forth in Article V.

“Company Securities” has the meaning set forth in Section 5.3(a).

“Company Stock Options” has the meaning set forth in Section 4.7(a).

“Company Termination Fee” means $19,600,000.

“Company Vessel” means, at any time (a) each vessel owned by the Company or a Subsidiary of the Company, and (b) each vessel owned by a third party and chartered in by the Company or a Subsidiary of the Company pursuant to a bareboat charter.

“Company Warrants” means the warrants to purchase shares of Class A Common Stock from the Company issued under the Warrant Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 7.5(b).

“Continuing Employees” has the meaning set forth in Section 7.7(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, franchise, contract, agreement, commitment, or other legally binding obligation (excluding any Company Benefit Plan).

“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreements” means those agreements listed on Schedule A attached hereto.

“Damages” means any loss, damage, liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable fees of attorneys, experts and other professionals), charge, interest, cost or expense of any nature.

“Debt Commitment Letter” has the meaning set forth in Section 6.7(a).

“Debt Financing Lenders” has the meaning set forth in Section 6.7(a).

“Debt Financing Provisions” has the meaning set forth in Section 10.2.

“Debt Financing Related Parties” has the meaning set forth in Section 6.7(a).

“Depository Agent” has the meaning set forth in Section 4.6(a).

“DGCL” has the meaning set forth in the Recitals.

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“Dissenting Shares” has the meaning set forth in Section 4.6(d).

“Effective Time” has the meaning set forth in Section 3.3.

“Enforceability Exceptions” shall have the meaning set forth in Section 5.4(c).

“Environmental Laws” means any Law regulating or relating to pollution or protection of the environment, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, release of, or exposure to, Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Evercore” has the meaning set forth in Section 5.21.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning set forth in Section 4.6(a).

“Excluded Shares” has the meaning set forth in Section 4.5(a).

“Expiration Date” has the meaning set forth in Section 2.1(b)(i).

“Extension Deadline” has the meaning set forth in Section 2.1(c)(ii).

“GAAP” has the meaning set forth in Section 5.6(b).

“Good Leaver Termination” means, with respect to any Company RSU Award, a termination of the employment of the holder of such Company RSU Award that, per the terms of such Company RSU Award, any employment agreement with such holder or any other Company Benefit Plan in effect as of the Offer Acceptance Time, would have triggered an accelerated vesting and payment of such Company RSU Award.

“Governmental Antitrust Authority” has the meaning set forth in Section 7.4(e).

“Governmental Entity” means any federal, state, local or foreign government, any court, tribunal, regulatory or administrative agency or commission or other governmental authority or agency or self-regulatory organization, whether federal, state, local, foreign, any arbitral body, or NYSE.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incidental License” means a (a) Contract for the license or use of software licensed pursuant to a “shrink-wrap” or “click-wrap” license or for software that is otherwise generally commercially available, (b) Contract with a current or former employee or independent contractor entered into in connection with the engagement of that Person, which Contract includes an Intellectual Property license from that Person to the Company or its Subsidiaries, (c) non-exclusive license granted by the Company or its Subsidiaries in the ordinary course of business, or (d) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as: (i) a sales or marketing Contract that includes an incidental license to use the Trademarks of either party thereto for the purposes of advertising or marketing, (ii) a Contract to purchase or lease equipment, such as a photocopier, computer or mobile phone that also contains an Intellectual Property license, or (iii) a nondisclosure Contract entered into in the ordinary course.

“Indemnified Parties” has the meaning set forth in Section 7.9(a).

“Initial Expiration Date” has the meaning set forth in Section 2.1(b)(i).

“Inquiry” has the meaning set forth in Section 7.2(a).

“Intellectual Property” means intellectual property rights recognized by applicable Law, including in (a) trademarks, trade names, service marks, service names, mark registrations and applications, trade dress, logos, and the goodwill in any of the foregoing (“Trademarks”); (b) patents and patent applications; (c) registered and unregistered copyrights; and (d) trade secrets.

“Intervening Event” means a material event, occurrence, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, which was not known or reasonably foreseeable to the Company Board as of the date of this Agreement and becomes known to or by the Company Board after the date of this Agreement; provided, that in no event shall any event, occurrence, development or change in circumstances resulting from or relating to any of the following give rise to an Intervening Event: (a) the receipt of any Acquisition Proposal; (b) the execution and delivery of this Agreement or the public announcement or pendency of the Offer or the Merger or other transactions contemplated hereby or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates; (c) any change in the price or trading volume of the Shares or the credit rating of the Company or any of its Subsidiaries, in each case, in and of itself; (d) the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period, in each case, in and of itself; or (e) any changes in general economic or political conditions, or in the financial, credit or securities markets in general.

“Jones Act” has the meaning set forth in Section 5.5.

“Knowledge” means (a) with respect to the Company, the actual knowledge of those persons set forth in Section 1.1(a) of the Company Disclosure Schedule, and (b) with respect to Parent, the actual knowledge of those persons set forth in Section 1.1(a) of the Parent Disclosure Schedule.

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“Law” means any Order or any federal, state, local, foreign, supranational or international law, statute, treaty, convention or ordinance, common law, or any executive order, rule, regulation, license, permit or Order of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 5.16(b).

“Lien” means any mortgage, pledge, assignment, title defect, claim, adverse ownership interest, transfer restriction, security interest, encumbrance, lien or charge.

“Maritime Protocols” means any United States, international or non-United States rule, convention, protocol, guideline or similar requirement concerning or relating to a Company Vessel, and to which such Company Vessel is subject, imposed or published by any Governmental Entities, the International Maritime Organization, the Company Vessel’s classification society or insurer.

“Material Customer” has the meaning set forth in Section 5.18.

“Material Supplier” has the meaning set forth in Section 5.18.

“Materials of Environmental Concern” means any substance or material defined, identified or regulated as toxic or hazardous or as a pollutant or contaminant or words of similar meaning or effect under any Environmental Law, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 4.5(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in the Annex I.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Non-Employee Director Incentive Compensation Plan” means the Overseas Shipholding Group, Inc. Non-Employee Director Incentive Compensation Plan, approved by the Company’s stockholders at the Annual Meeting of Stockholders held on June 6, 2017, effective June 6, 2017.

“Non-Party Affiliates” has the meaning set forth in Section 10.15.

“Nonunion Employee” means an employee of the Company or any Subsidiary thereof for whom a Bargaining Agreement does not govern terms of employment.

“Notice Period” has the meaning set forth in Section 7.2(c)(ii).

“NYSE” means the New York Stock Exchange.

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“Offer” has the meaning set forth in the Recitals.

“Offer Acceptance Consideration” has the meaning set forth in Section 2.2(a)(ii).

“Offer Acceptance Time” has the meaning set forth in Section 2.2(a)(ii).

“Offer Commencement Date” has the meaning set forth in Section 2.1(e)(i).

“Offer Conditions” has the meaning set forth in Section 2.1(b)(i).

“Offer Documents” has the meaning set forth in Section 2.1(e)(i).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 2.1(e)(i).

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree or arbitration award of any Governmental Entity (whether temporary, preliminary or permanent).

“Parent” has the meaning set forth in the Preamble.

“Parent Credit Agreement” means that certain Credit Agreement, dated as of May 21, 2024, among Parent, certain Subsidiaries of the Parent party thereto, Bank of America, N.A., as Administrative Agent and L/C Issuer, Wells Fargo Bank, National Association, as Swing Line Lender, and the other lenders party thereto.

“Parent Disclosure Schedule” has the meaning set forth in Article VI.

“Parent Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances or facts that, individually or when taken together with all such all other events, conditions, changes, occurrences or developments of a state of circumstances or facts, would prevent, impair or materially delay the consummation of the Transactions or prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder.

“Parent Schedule 13E-3” has the meaning set forth in Section 2.1(e)(ii).

“Paying Agent” has the meaning set forth in Section 4.6(a).

“Payoff Letters” has the meaning set forth in Section 4.6(f).

“Permitted Liens” means:

(a) zoning restrictions, covenants, conditions, restrictions, easements, rights-of-way, building and other land use restrictions or other restrictions on the use of real property (provided, that such liens and restrictions are not violated in a manner that would materially and adversely impair the Company’s current business operations at such location),

(b) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders or Contracts to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business,

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(c) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ mechanics’ or other similar liens, in each case for sums not yet due or which are being contested in good faith by appropriate proceedings,

(d) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings,

(e) Liens or imperfections of title that do not materially impair the ownership or use of the assets to which they relate,

(f) non-exclusive licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries,

(g) non-monetary Liens, encumbrances and other matters of public record, which, in each case, do not and would not be reasonably likely to materially impair the use, occupancy or, to the Knowledge of the Company, value of the affected real property,

(h) in the case of Leased Real Property, Liens (i) to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, and (ii) any Real Property Leases and the terms thereof,

(i) with respect to a Company Vessel:

(i) Liens for the wages of a Company Vessel’s crew (including the wages of the master) that are incurred and are outstanding in the ordinary course of business and (A) are not yet due, or (B) are being contested in good faith by appropriate proceedings,

(ii) Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of such Company Vessel, or the master of such Company Vessel, which, in each case, (A) has existed for not more than sixty (60) days, or (B) is being contested in good faith by appropriate proceedings,

(iii) shipyard Liens, Liens for necessaries and other Liens arising under applicable Law in the ordinary course of business in operating, maintaining and repairing such Company Vessel (other than those referred to in clause (i)(i) or (i)(ii) above), which, in each case, (A) has existed for not more than sixty (60) days, or (B) are being contested in good faith by appropriate proceedings,

(iv) Liens for damages arising from maritime torts (A) in respect of which a bond or other security has been posted on behalf of the Company or any of its Subsidiaries with the appropriate court to prevent the arrest or secure the release of such Company Vessel from arrest within sixty (60) days of seizure, or (B) which are being contested in good faith by appropriate proceedings, and

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(v) Liens that are covered by insurance (subject to reasonable deductibles), and

(j) Liens in respect of the indebtedness of the Company or its Subsidiaries in existence as of the date hereof and set forth on Section 1.1(b) of the Company Disclosure Schedule, or incurred as permitted under this Agreement (including in compliance with Section 7.1(b)(G)), in each case as security for such indebtedness.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Real Property Leases” has the meaning set forth in Section 5.16(b).

“Reference Company SEC Documents” has the meaning set forth in Section 5.6(a).

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment, (b) foreign exchange or currency controls or (c) actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Representatives” has the meaning set forth in Section 7.2(a).

“Required Payment Amount” has the meaning set forth in Section 6.7(b).

“Retired Debt” has the meaning set forth in Section 6.7(b).

“Rule 13e-3” has the meaning set forth in Section 2.1(e)(ii).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.6(a).

“Schedule 14D-9” has the meaning set forth in Section 2.2(b)(i).

“Schedule 14D-9 Documents” has the meaning set forth in Section 2.2(b)(i).

“Schedule TO” has the meaning set forth in Section 2.1(e)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in the Recitals.

“Stockholder List Date” has the meaning set forth in Section 2.2(c).

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“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, a majority of the general partnership interests) is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Acquisition Proposal made by any Person or group of Persons (other than Parent and its Affiliates after the date of this Agreement), which Acquisition Proposal did not result from a breach (or deemed breach) of Section 7.2(a) that (a) the Company Board has determined in its good faith judgment is on terms (after consultation with its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including, if applicable, any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 7.2) and (b) the Company Board determines (after consultation with its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Surviving Corporation” has the meaning set forth in Section 3.1.

“Target Cash Award” has the meaning set forth in Section 4.7(c)(ii).

“Tax” or “Taxes” means all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, real or personal property, withholding, excise, production, value added, goods and services, transfer, license, occupation, premium, windfall profits, social security, registration, alternative or add-on minimum, estimated, occupancy and other taxes of any kind imposed by any Governmental Entity and any interest, penalties and additions with respect to any of the foregoing.

“Tax Return” means all returns, reports, declarations, claims for refund, information returns and other similar documents required to be filed with any Governmental Entity with respect to Taxes, including any attachments thereto and any amendments thereof.

“Termination Date” has the meaning set forth in Section 9.2(a).

“Trademarks” has the meaning set forth in Section 1.1.

“Transaction Debt Financing” has the meaning set forth in Section 6.7(a).

“Transaction Litigation” has the meaning set forth in Section 7.5(c).

“Transactions” means the Offer and the Merger.

“U.S. Citizen” shall mean a person that is a citizen of the United States within the meaning of 46 U.S.C. § 50501, and the regulations promulgated thereunder (as each may be amended from time to time), eligible and qualified to own and operate vessels in the U.S. Coastwise Trade.

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“U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

“WARN Act” has the meaning set forth in Section 5.13(h).

“Warrant Agreement” means, collectively, the Warrant Agreement, dated as of August 5, 2014, by and among the Company, Computershare Inc. and Computershare Trust Company, N.A. (Warrants for Common Stock).

“Willful Breach” means a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party where such party knew or would reasonably be expected to know that such act or failure to act would result in or constitute a material breach.

“Withdrawal Liability” has the meaning given in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.2 Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. All references to dollar amounts in this Agreement shall be references to U.S. dollars unless otherwise expressly set forth herein. For purposes of this Agreement, the term “made available”, with respect to any document or item required to be made available to Parent or Merger Sub as of the date of this Agreement, shall mean such document or item has been provided directly to Parent or its Representatives or made available to Parent or its Representatives in the electronic data room maintained by the Company, in either case on or before the day immediately prior to the date of this Agreement, or is included in the Company SEC Documents publicly available on or before the day that is one (1) Business Day prior to the date of this Agreement.

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Article II

The Offer

Section 2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article IX, as promptly as practicable after the date of this Agreement but in no event more than fifteen (15) Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the issued and outstanding Shares, at a price per Share equal to the Offer Price in cash, without interest and subject to any withholding of Tax in accordance with Section 4.6(e), all on the terms and subject to the conditions set forth in this Agreement.

(b) Conditions of the Offer.

(i) The obligations of Merger Sub to (and of Parent to cause Merger Sub to) accept for payment, and pay for, any and all Shares validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the terms and conditions of this Agreement, including the satisfaction (or to the extent waivable, the waiver by Parent or Merger Sub) of the Minimum Condition and the satisfaction or waiver of the conditions set forth in Annex I (collectively, the “Offer Conditions”) and no other conditions.

(ii) Merger Sub expressly reserves the right, to the extent permitted by applicable Law, to (A) increase the amount of cash constituting the Offer Price and/or (B) waive any Offer Condition (to the extent permitted under applicable Laws); provided, however, that without the prior written consent of the Company: (1) the Minimum Condition may not be amended or waived, (2) Merger Sub shall not (and Parent shall cause Merger Sub not to) decrease the Offer Price and (3) Merger Sub shall not (and Parent shall cause Merger Sub not to) make any change to the Offer that (u) changes the form of consideration to be delivered by Merger Sub pursuant to the Offer, (v) decreases the number of Shares sought to be purchased by Merger Sub in the Offer, (w) imposes conditions or requirements to the Offer in addition to the Offer Conditions, (x) except as provided in Section 2.1 (c), terminates the Offer or accelerates, extends or otherwise changes the Expiration Date of the Offer, or (y) otherwise amends or modifies any of the other terms of the Offer in a manner that adversely affects any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Merger Sub to consummate the Offer or the Merger, or (z) provides for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (as required to be extended hereby) of the Offer, unless this Agreement is terminated in accordance with Article IX.

(iii) Expiration of the Offer. The Offer shall initially be scheduled to expire at one (1) minute after 11:59 p.m. (New York City time) on the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the Offer Commencement Date (the “Initial Expiration Date”, and such date or such subsequent date to which the Initial Expiration Date of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”).

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(c) Extension of the Offer.

(i) Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Article IX and subject to Section 2.1(c)(ii):

(A) (1) if, as of any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Merger Sub or Parent, to the extent waivable by Merger Sub or Parent, then Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on up to two (2) occasions, for an additional period of up to ten (10) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Conditions to be satisfied, and (2) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for the minimum period required by any Law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of the NYSE applicable to the Offer; and

(B) if, as of any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, the Company may require Merger Sub to extend the Offer on one or more occasions, for an additional period of up to ten (10) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Condition to be satisfied; provided, that in no event shall Merger Sub be required to extend the Offer beyond the valid termination of this Agreement in compliance with Article IX or beyond the Termination Date; provided, further, that, in the event that the Minimum Condition is the only Offer Condition not satisfied or waived (other than the Offer Conditions that by their nature are only satisfied as of the Offer Acceptance Time), the Company may not require Merger Sub to extend the Offer on more than five (5) such occasions of ten (10) Business Days each.

(ii) Notwithstanding anything set forth herein, in no event shall Merger Sub: (A) be required to extend the Offer beyond the valid termination of this Agreement in compliance with Article IX (the “Extension Deadline”) or (B) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(d) Termination of the Offer. Merger Sub shall not, and Parent shall cause Merger Sub not to, terminate or withdraw the Offer prior to any scheduled Expiration Date. If this Agreement is terminated pursuant to Article IX, Merger Sub shall, and Parent shall cause Merger Sub to, immediately and unconditionally terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with the terms of this Agreement, Merger Sub shall promptly (and in no event more than one (1) Business Day after such termination) return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered Shares to the registered holders thereof.

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(e) Offer Documents.

(i) On the date of the commencement of the Offer (the “Offer Commencement Date”) Parent and Merger Sub shall: (A) file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer, which will contain or incorporate by reference: (1) Merger Sub’s offer to purchase Shares pursuant to the Offer (the “Offer to Purchase”), and (2) forms of the related letter of transmittal, summary advertisement and other ancillary Offer documents and (B) cause the Offer to Purchase and related documents to be disseminated to holders of Shares as and to the extent required by the U.S. securities laws and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub shall cause the Schedule TO and all exhibits, amendments and supplements thereto (including the Offer to Purchase and forms of the letter of transmittal, summary advertisement and other ancillary Offer documents) (such Schedule TO and the documents included therein or exhibited thereto, together with any amendments and supplements thereto, collectively, the “Offer Documents”), to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Unless a Change of Recommendation has occurred in accordance with Section 7.2(c), Parent and Merger Sub shall be entitled to include the Company Recommendation in the Offer Documents.

(ii) In the event that the SEC or its staff request, in a comment letter or otherwise, Parent’s analysis regarding the applicability of Rule 13e-3 under the Exchange Act (“Rule 13e-3”) to the Transactions, Parent shall (i) promptly provide such request to the Company (or promptly notify the Company of such request, as applicable) and (ii) respond to such request within no more than two (2) Business Days. If, notwithstanding Parent’s responses to one or more such requests received from the SEC or its staff from time to time, the SEC or its staff definitively indicates that it believes the Transactions are subject to Rule 13e-3 (as reflected in a comment or other indication), as promptly as practicable (but in any event within three (3) Business Days) after receiving such comment or indication from the SEC or its staff (which such comment or indication shall be provided to the Company promptly upon receipt), (A) Parent and Merger Sub shall (x) file with the SEC, in accordance with Rule 13e-3(d) promulgated under the Exchange Act, a Transaction Statement on Schedule 13E-3 (together with all amendments, supplements and exhibits thereto, the “Parent Schedule 13E-3”) in connection with the Transactions, which will contain or incorporate by reference (1) the Offer to Purchase and (2) forms of the related letter of transmittal, summary advertisement, other ancillary Offer documents and any other documents required to be included as an exhibit thereto and (y) file with the SEC any amendments to any of the other Offer Documents required in connection with the Parent Schedule 13E-3 and (B) the Company shall, (x) file with the SEC, in accordance with Rule 13e-3(d) promulgated under the Exchange Act, a Transaction Statement on Schedule 13E-3 (together with all amendments, supplements and exhibits thereto, the “Company Schedule 13E-3”) in connection with the Transactions, and (y) file with the SEC any amendments to the Schedule 14D-9 required in connection with the Company Schedule 13E-3. If the Parent Schedule 13E-3 is filed pursuant to this Section 2.1(e)(ii), the Parent Schedule 13E-3 shall be deemed an “Offer Document” for all purposes hereunder.

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(iii) Each of Parent, Merger Sub and the Company: (A) shall promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents or the Offer and (B) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the Offer Documents to the extent such information shall be or shall have become false or misleading in any material respect and Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of Shares.

(iv) Unless a Change of Recommendation has occurred in accordance with Section 7.2(c), Parent and Merger Sub shall (A) provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to each filing thereof with the SEC (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable), (B) give reasonable and good faith consideration to any comments made by the Company and its counsel and (C) provide the Company and its counsel with a reasonable opportunity to participate with Parent, Merger Sub or their counsel in any discussions with the SEC or other Governmental Entities with respect to any comments received from the SEC or its staff pursuant to (A) above, but only to the extent such participation is not prohibited by the SEC, applicable Law or other Governmental Entities. Parent and Merger Sub agree to provide the Company and its counsel with copies of any written comments, and shall inform the Company and its counsel of any oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff or any other Governmental Authorities with respect to the Offer Documents promptly after receipt of those comments.

(v) The Company shall promptly furnish to Parent, Merger Sub and their counsel all information concerning the Company or any of its Subsidiaries and the Company’s stockholders that may be required or reasonably requested by Parent or Merger Sub in connection with the Offer Documents or any action contemplated by this Section 2.1(e).

Section 2.2 Additional Actions.

(a) Additional Parent Actions.

(i) Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase all Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(ii) On the terms and subject to the conditions of the Offer and this Agreement, including the satisfaction or, to the extent waivable by Merger Sub or Parent, waiver by Merger Sub or Parent of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (A) promptly, and in no event later than 9:00 a.m. Eastern Time one (1) business day (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Expiration Date irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (B) as promptly as practicable after the Offer Acceptance Time (and in any event within two (2) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay (subject to any required Tax withholdings as provided in Section 4.6(e)) for such Shares (the aggregate amount required to be paid for such Shares, the “Offer Acceptance Consideration”).

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(b) Additional Company Actions.

(i) On the date of the commencement of the Offer, following the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC, the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall include a notice of appraisal rights in compliance with Section 262 of the DGCL, and, subject to Section 7.2, shall reflect the Company Recommendation. The Company shall set the record date for the Company’s stockholders to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to the Company’s stockholders to the extent required by Section 262(d) of the DGCL. The Company shall cause the Schedule 14D-9 to be disseminated to holders of Shares as promptly as practicable after the filing of the Schedule TO in a manner that complies with Rule 14d-9 under the Exchange Act, as and to the extent required under applicable U.S. securities laws. The Schedule 14D-9, together with any Company Schedule 13E-3 filed pursuant to Section 2.1(e)(ii), shall be collectively referred herein as the “Schedule 14D-9 Documents”.

(ii) The Company shall cause the Schedule 14D-9 Documents, (A) to comply in all material respects with the Exchange Act and the rules and regulations promulgated thereunder and other applicable Laws and (B) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 Documents.

(iii) Each of Parent, Merger Sub and the Company: (A) shall promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Schedule 14D-9 Documents and (B) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the Schedule 14D-9 Documents to the extent such information shall be or shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause the Schedule 14D-9 Documents, in each case, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of Shares.

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(iv) Unless a Change of Recommendation shall have occurred in accordance with Section 7.2(c), the Company shall (A) provide Parent and its counsel a reasonable opportunity review and comment on the Schedule 14D-9 Documents (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable), (B) give reasonable and good faith consideration to any comments made by Parent and its counsel and (C) provide Parent and its counsel with a reasonable opportunity to participate with the Company and its counsel in any discussions with the SEC or other Governmental Entities with respect to any comments received from the SEC or its staff pursuant to (A) above, but only to the extent such participation is not prohibited by the SEC, applicable Law or other Governmental Entities. Unless a Change of Recommendation has occurred, the Company agrees to provide Parent, Merger Sub and their counsel with copies of any written comments, and shall inform Parent, Merger Sub and their counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff or any other Governmental Authorities with respect to the Schedule 14D-9 Documents promptly after receipt of those comments (including oral comments).

(v) Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Merger Sub that may be required or reasonably requested in connection with the Schedule 14D-9 Documents.

(c) Stockholder Lists. The Company shall promptly after the date hereof furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer and the Merger (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions and as required by applicable Law or any Governmental Entity, Parent and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files in accordance with the terms of the Confidentiality Agreement and shall use such information only in connection with the Offer and the Merger.

(d) Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Merger Sub effective immediately after the Offer Acceptance Time.

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Article III

The Merger

Section 3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, shall be an indirect wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Agreement. The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL.

Section 3.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) as promptly as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in no event later than the date of the consummation of the Offer, except if the conditions set forth in Article VIII shall not be satisfied or waived by such date, in which case on no later than the first (1st) Business Day on which such conditions are satisfied or waived, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, or (b) at such other date, time, or place as agreed to in writing prior to the Offer Acceptance Time by Parent and the Company, including virtually by electronic exchange of signatures. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 3.3 Effective Time. Subject to the terms and conditions hereof, at the Closing, the Company and Parent will cause the Merger to be consummated pursuant to the DGCL (including Section 251(h) thereof) by causing a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware. The Merger shall be governed by and effected in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as the Parent and the Company shall agree in writing prior to the Offer Acceptance Time and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Article IV

Effects of the Merger

Section 4.1 Effects of the Merger. The Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL (including Section 251(h) thereof). The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of this Agreement by the holders of shares of Common Stock. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h)(6) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 4.2 Certificate of Incorporation. Subject to Section 7.9, at the Effective Time, the certificate of incorporation of the Company (the “Charter”) shall be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company and except with respect to provisions naming the initial board of directors or the incorporator, which shall be omitted), and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable Law (the “Amended Certificate of Incorporation”).

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Section 4.3 Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect as of the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or in the Amended Certificate of Incorporation or by applicable Law, subject to Section 7.9, except that references to the name of Merger Sub shall be replaced with the name of the Surviving Corporation.

Section 4.4 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation. The Company shall use its reasonable best efforts to cause each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating their resignation as a member of the Company Board, conditioned upon and to be effective as of the Effective Time.

Section 4.5 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Per Share Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares (collectively, “Excluded Shares”)) shall at the Effective Time automatically be cancelled and converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest and subject to applicable withholding taxes pursuant to Section 4.6(e), whereupon such Shares will cease to exist and no longer be outstanding, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Shares in accordance with Section 4.6.

(b) Cancellation of Cancelled Shares. Shares that immediately prior to the Effective Time are held by the Company in treasury or by Parent or Merger Sub (including Shares irrevocably accepted for purchase by Merger Sub in the Offer) or any other wholly owned Subsidiary of Parent (collectively, “Cancelled Shares”) shall at the Effective Time automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

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Section 4.6 Payment.

(a) Depository Agent and Paying Agent. Prior to the Offer Acceptance Time, Parent or Merger Sub shall (i) select a depository agent and a paying agent reasonably acceptable to the Company, to act as agent for the stockholders of the Company in connection with the Offer and the Merger for the holders of Shares to receive the aggregate Offer Price to which the holders of such Shares shall become entitled to pursuant to Section 2.2(a)(ii) (the “Depository Agent”) and for the holders of Shares to receive the aggregate Merger Consideration to which such holders shall become entitled pursuant to Section 4.5(a) (the “Paying Agent”), and (ii) enter into an agreement with the Depository Agent and Paying Agent. Substantially concurrently with the Offer Acceptance Time, Parent shall deposit, or cause to be deposited, with the Depository Agent, a cash amount sufficient to make the payment of the aggregate Offer Price payable pursuant to Section 2.2(a)(ii). Substantially concurrently with the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 4.5(a) (together with the amount deposited pursuant the immediately preceding sentence, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer and the aggregate Merger Consideration in the Merger. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Offer Price and the aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.2(a)(ii) and Section 4.5(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 4.6(a) shall not be used for any purpose other than as contemplated by this Section 4.6(a).

(i) Procedures for Surrender. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”) (other than holders of Excluded Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by Parent and the Company prior to the Offer Acceptance Time, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent, such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Offer Acceptance Time, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (other than holders of Excluded Shares) (A) materials specifying that delivery shall be effected, and risk of loss and title to the Book-Entry Shares will pass, only upon receipt of an “agent’s message” by the Paying Agent with respect to the Book-Entry Shares and (B) instructions for so effecting the surrender of the Book-Entry Shares in exchange for the Merger Consideration.

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(ii) Certificates. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof and delivery of a bond in a reasonable amount, if reasonably required, in each case pursuant to this Section 4.6(a)(ii)) to the Paying Agent, together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto (and such other customary documents as may be required by the Paying Agent) each holder of record of one or more Certificates, if any, shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.6 (e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Merger Consideration, and the Certificates so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and (ii) if reasonably required by the Surviving Corporation, an indemnity bond reasonable in amount, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.6 (e)) equal to the product obtained by multiplying (A) the number of Shares previously represented by such Certificate by (B) the Merger Consideration.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Excluded Shares) shall be entitled to receive, upon receipt by the Paying Agent of an “agent’s message” by the Paying Agent (or such other evidence, if any, as the Paying Agent may reasonably request) in respect of such Book-Entry Shares, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.6(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates is registered, a check for any cash to be exchanged upon due surrender of the Certificates may be issued to such transferee or other Person if the Certificates formerly representing such Shares so surrendered are properly endorsed or otherwise in proper form and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered.

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(v) The Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Offer Price and the Merger Consideration.

(b) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. Until surrendered as contemplated by Section 4.6(a), each Share (other than Excluded Shares) shall, from and after the Effective Time, represent only the right to receive the Merger Consideration, without interest thereon, as contemplated by Section 4.5(a). If, after the Effective Time, any Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article IV.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the holders of Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation and Parent, which shall remain responsible for payment of the Merger Consideration for such Shares as provided in this Article IV, without any interest thereon. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, Merger Sub, the Paying Agent or any other Person shall be liable to any holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder of such Shares who is entitled to appraisal rights under the DGCL and has properly demanded appraisal rights with respect thereto in accordance with, and who has complied in all respects with, Section 262 of the DGCL and shall not have validly revoked such demand (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will instead be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon and shall no longer be Dissenting Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) reasonably prompt notice of any demands received by the Company for appraisals of Shares, withdrawals of such demands, and any other instruments received by the Company pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL, or agree to do any of the foregoing.

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(e) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Code or under any other applicable provision of Tax Law; provided, that the Surviving Corporation or the Paying Agent, as applicable, shall cooperate with the applicable payee to minimize any such withholding. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Entity, such deducted, withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) Repayment of Indebtedness. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause the lender (or, if applicable, the agent for the lenders) under each Credit Agreement to deliver to Parent duly executed payoff letters with respect to the obligations under the Credit Agreements in form and substance reasonably satisfactory to Parent (collectively, the “Payoff Letters”), which Payoff Letters shall (a) indicate the aggregate amounts required to satisfy in full all indebtedness of the Company or any of its Subsidiaries outstanding under the Credit Agreements (together with wire transfer and payment instructions for payment thereof) and (b) provide that upon receipt by the holders of the obligations under the applicable Credit Agreement (or an agent or representative on their behalf) of the applicable payoff amount in the accordance with such Payoff Letter (i) all Liens (if any) securing the obligations under such Credit Agreement or under any related loan document shall be automatically released and terminated, and (ii) provide for the filing of any statements or other documents terminating such Liens (including UCC-3 termination statements for all UCC-1 financing statements filed in connection with the applicable Credit Agreement). At the Closing, Parent shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the indebtedness of the Company and its Subsidiaries outstanding under the Credit Agreements required to be repaid at Closing in accordance with the Payoff Letters. The Company shall use its commercially reasonable efforts to effect the release of all other Liens on the assets of the Company and its Subsidiaries in connection with the Credit Agreements in accordance with the Payoff Letters at or promptly following the Closing.

Section 4.7 Treatment of Company Equity Awards.

(a) Treatment of Company Stock Options. Each outstanding option to acquire Shares (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Offer Acceptance Time shall, as of immediately prior to the Offer Acceptance Time, become fully vested (to the extent unvested) and be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Offer Price over the exercise price per Share of such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option, subject to applicable Tax withholding. Any Company Stock Option that has an exercise price per Share that is greater than or equal to the Offer Price shall be cancelled for no consideration. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the holders of Company Stock Options through the Surviving Corporation’s payroll system, the cash payments described in this Section 4.7(a) no later than the second payroll date after the Effective Time.

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(b) Treatment of Time-Based Company RSU Awards. Notwithstanding anything to the contrary herein, Parent will not assume the obligation to deliver Shares with respect to any time- and/or performance-based restricted stock unit award in respect of Shares outstanding as of immediately prior to the Offer Acceptance Time (each, a “Company RSU Award” and, together with the Company Stock Options, the “Company Equity Awards”). Immediately prior to the Offer Acceptance Time, without the need for any further action on the part of the holder thereof or any other Person, each Company RSU Award, or portion thereof, that is not then subject to one or more performance goals as of immediately prior to the Offer Acceptance Time shall be cancelled and converted into the right to receive an amount in cash equal to the sum of (i) the product of (A) the Offer Price, multiplied by (B) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable, plus (iii) any then-unpaid “cash award” granted in connection with the Company’s retention program in 2022, as set forth in the applicable Company RSU Award grant agreement, as applicable, in each case subject to applicable Tax withholding. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the holders of Company RSU Awards through the Surviving Corporation’s payroll system, the cash payments described in this Section 4.7(b) no later than the second payroll date after the Effective Time.

(c) Treatment of Performance-Based Company RSU Awards.

(i) Performance Period Ending in 2024. Immediately prior to the Offer Acceptance Time, without the need for any further action on the part of the holder thereof or any other Person, each Company RSU Award, or portion thereof, that is (x) subject to one or more performance goals as of immediately prior to the Offer Acceptance Time, and (y) for which the performance period is originally scheduled to end in fiscal year 2024, shall be cancelled and converted into the right to receive an amount in cash equal to the sum of (i) the product of (A) the Offer Price, multiplied by (B) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable, subject to applicable Tax withholding. For purposes of this Section 4.7(c)(i), the number of Shares subject to a Company RSU Award or portion thereof (and any related dividend equivalent rights), as applicable, shall be determined based on the actual achievement of such performance goal(s), measured through the Offer Acceptance Time, up to a maximum of 150% of the target level. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the holders of such performance-based Company RSU Awards through the Surviving Corporation’s payroll system, the cash payments described in this Section 4.7(c)(i) no later than the second payroll date after the Effective Time.

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(ii) Performance Period Ending after 2024. Immediately prior to the Offer Acceptance Time, without the need for any further action on the part of the holder thereof or any other Person, each Company RSU Award, or portion thereof, that is (x) subject to one or more performance goals as of immediately prior to the Offer Acceptance Time, and (y) for which the performance period is originally scheduled to end in fiscal year 2025 or fiscal year 2026, shall be cancelled and converted into and represent the right to receive an amount in cash equal to the sum of (i) the product of (A) the Offer Price, multiplied by (B) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, assuming target level achievement, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof (and any related dividend equivalent rights), as applicable, subject to applicable Tax withholding (a “Target Cash Award”). Each Target Cash Award shall no longer be subject to such performance goal(s), and shall otherwise remain subject to the same terms, conditions, restrictions and vesting arrangements that were applicable to the corresponding Company RSU Award immediately prior to the Offer Acceptance Time. Each Target Cash Award shall become payable by Parent (through the Surviving Corporation’s payroll) on the date that the applicable Company RSU Award would have become vested in accordance with its terms immediately prior to the Offer Acceptance Time or on the applicable holder’s earlier Good Leaver Termination, and may be increased, but not decreased, by up to 50% based on performance goal(s) to be mutually determined by Parent and Company management as soon as practicable following the Effective Time. To the extent vested, Parent shall make, or cause to be made, all such payments no later than the end of the second completed payroll cycle following the date on which the applicable Company RSU Award would have become vested under the vesting schedule in place for such award as of immediately prior to the Offer Acceptance Time (and in no event later than two and one-half (2.5) months following the end of the calendar year in which the applicable Company RSU Award would have become vested) or on the applicable holder’s earlier Good Leaver Termination. No Target Cash Award (including any upside above 100% of the Target Cash Award) or right thereto may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of the corresponding cash payment in accordance with this Agreement.

(d) Corporate Actions. Prior to the Offer Acceptance Time, the Company Board or any authorized committee thereof shall adopt such resolutions and take such actions by written consent in lieu of a meeting as are necessary or appropriate to provide for the transactions contemplated by this Section 4.7. The Company shall provide that, on and following the Effective Time, no holder of any Company Stock Option or Company RSU Award shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each of the Overseas Shipholding Group, Inc. Management Incentive Compensation Plan, the Non-Employee Director Incentive Compensation Plan, and the 2019 Incentive Compensation Plan for Management shall terminate as of the Effective Time.

Section 4.8 Adjustments. In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of Shares issued and outstanding as a result of a reclassification, stock split or reverse stock split, stock dividend or stock distribution, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Merger Consideration shall be correspondingly adjusted to reflect such change and to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Offer Price and the Merger Consideration.

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Section 4.9 Treatment of Company Warrants. In accordance with the terms of the Warrant Agreement applicable thereto, any Company Warrant exercised at any time from or after the Offer Acceptance Time, shall entitle the Warrantholder with respect thereto to receive, upon the exercise of such Company Warrant in accordance with the terms thereof, an amount in cash equal to the product of (a) the excess, if any, of the Offer Price over the exercise price per Share of such Company Warrant, multiplied by (b) the total number of Shares subject to such Company Warrant. Following the date of this Agreement and prior to the Effective Time, the Company shall (i) comply in all material respects with all of its obligations under the Company Warrants and shall take all such actions as may be reasonably required to effect the treatment of the Company Warrants described in this Section 4.9, including delivering, at least ten (10) Business Days prior to the initial scheduled Expiration Date, to the holders of the Company Warrants and the Warrant Agent under the Warrant Agreement the certificate contemplated by Section 12(G)(b) of the Warrant Agreement and (ii) not amend, supplement or modify any of the terms of any Company Warrant (except as required by the terms thereof) without the prior written consent of Parent. Substantially concurrently with the Offer Acceptance Time, Parent shall deposit, or cause to be deposited, with the Warrant Agent under the Warrant Agreement, a cash amount sufficient to make the payment of the aggregate Offer Price payable in respect of the then outstanding Company Warrants in accordance with this Section 4.9.

Article V

Representations and Warranties of the Company

Except as set forth in (a) any forms, reports, statements, certifications, schedules or other documents filed with or furnished to the SEC by the Company under the Securities Act or the Exchange Act (collectively with any amendments thereto that are publicly available on or before the day that is one (1) Business Day prior to the date of this Agreement, the “Company SEC Documents”) (including any documents incorporated by reference into any of the Company SEC Documents but excluding disclosures in any “risk factors” section, in any section related to forward-looking statements or other disclosure statements included therein that are cautionary, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) and publicly available on or before the day that is one (1) Business Day prior to the date of this Agreement (it being acknowledged and agreed that nothing disclosed in the Company SEC Documents will be deemed to qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, and Section 5.21) or (b) the disclosure letter delivered by the Company to Parent prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that (i) the disclosure of any item in any section or subsection of the Company Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed a disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except, with respect to each of the Company’s Subsidiaries, where the failure to be in good standing or to have such corporate or similar power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 5.2 Subsidiaries. Section 5.2 of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of the Subsidiaries of the Company and indicates the jurisdiction of organization or formation of each such Subsidiary. All of the outstanding shares of capital stock or equity interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of all Liens, other than Permitted Liens.

Section 5.3 Capitalization.

(a) The authorized capital stock of the Company consists of 166,666,666 shares of Class A Common Stock, 1,321,134 shares of Class B Common Stock and 60,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Common Stock, the “Capital Stock”). At the close of business on May 16, 2024 (the “Capitalization Date”), there were (i) 72,030,977 shares of Class A Common Stock issued and outstanding, (ii) no shares of Class B Common Stock issued and outstanding, (iii) outstanding Company Stock Options to acquire a total of 1,478,756 shares of Class A Common Stock (at an average weighted exercise per share of Class A Common Stock of $2.65), (iv) outstanding Company RSU Awards for a total of 3,220,522 shares of Class A Common Stock (determined at the maximum level of performance for any Company RSU Award subject to performance-based vesting conditions for which the applicable performance period has not ended prior to the date hereof), (v) outstanding Company Warrants to acquire a total of 507,535 shares of Class A Common Stock, and (vi) no shares of Company Preferred Stock issued and outstanding. Except as set forth in the prior sentence of this Section 5.3, as set forth in Section 5.3(a) of the Company Disclosure Schedule and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of Company Stock Options, the vesting or settlement of Company RSU Awards or the exercise or settlement of Company Warrants outstanding on the Capitalization Date, as of the date hereof, there are no outstanding (i) shares of Capital Stock or (ii) securities, options, warrants, calls, rights, commitments, profits interests, stock appreciation rights, phantom stock agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued or sold, additional shares of Capital Stock or other equity securities or interests of the Company (or any security convertible or exercisable therefor) (the items in clauses (i) and (ii) being referred to collectively as the “Company Securities”).

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(b) All issued and outstanding shares of Capital Stock were duly authorized and validly issued and are fully paid, and all shares of Class A Common Stock issuable pursuant to outstanding Company Equity Awards and Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid. The issuance of each Company Warrant was made in accordance with all applicable securities and other Laws and any applicable listing and governance rules and regulations of the NYSE.

(c) As of the date hereof, there are no outstanding (i) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote, or (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities (other than in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards or Company Warrants, including with respect to the satisfaction of Tax withholding, and with respect to Company Stock Options or Company Warrants, the payment of the exercise price), to grant any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other person.

(d) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of, restricting the transfer or sale of, or providing for registration rights with respect to, the capital stock or other equity interests of the Company or any of its Subsidiaries (other than organizational documents, including limited liability company agreements and partnership agreements, with respect to the Company’s Subsidiaries).

(e) Section 5.3(e) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of all holders of Company Equity Awards and, with respect to each such Company Equity Award, the type of award, the date of grant, the exercise price, if applicable, the vesting schedule and the number of shares of Class A Common Stock subject to such Company Equity Award (at maximum level of achievement for any Company RSU Award subject to performance-based vesting conditions for which the applicable performance period has not ended prior to the date hereof).

Section 5.4 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, perform its covenants and obligations hereunder, and consummate the Merger in accordance with Section 251(h) of the DGCL and the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties in Section 6.8, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

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(b) The Company Board at a meeting duly called and held has adopted resolutions that (i) determined that it is fair to and in the best interests of the Company and its stockholders for the Company to enter into this Agreement and declared this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, advisable, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the Offer, in accordance with the DGCL, (iii) resolved that the Merger shall be effected under and governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Acceptance Time and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, in each case, on the terms and conditions of this Agreement (it being understood that nothing in this clause (iv) shall in any way limit the Company Board’s rights under Section 7.2), which resolutions as of the date hereof have not been rescinded, modified or withdrawn in any way.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (clauses (i) and (ii) collectively, the “Enforceability Exceptions”).

Section 5.5 Consents and Approvals; No Violations. Except as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the rules and regulations of NYSE, state securities laws, and the applicable requirements of United States citizenship and cabotage Laws principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapter § 551, as well as 46 U.S.C. § 56101, each as amended from time to time and any successor or replacement statutes, and the regulations promulgated thereunder relating to the ownership and operation of U.S. flag vessels in the United States coastwide trade (the “Jones Act”), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company (assuming the accuracy of the representations and warranties in Section 6.8), (ii) require the Company to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction or (iii) assuming compliance with the matters referred to in clause (ii), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent by any Person under, constitute a default or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, or acceleration of any right or obligation under, or the loss of a benefit under, any Contract, or result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

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Section 5.6 Company SEC Documents.

(a) Since January 1, 2023, the Company has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications, schedules and other documents required to be filed with or furnished to the SEC by the Company under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (collectively with any amendments thereto, the “Reference Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of such amendment), and in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively, the Reference Company SEC Documents (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and/or Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, each as in effect on the date so filed (or amended), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of the Company included in the Reference Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, except to the extent disclosed in any such Reference Company SEC Document, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and, on that basis, fairly presented in all material respects the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and the Company has established and maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances that (i) material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and (ii) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s applicable rules and forms, the Exchange Act and the Securities Act. The Company has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

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(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any securitization transaction, joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Company or its Subsidiaries in the Company’s financial statements included in the Reference Company SEC Reports.

(e) Since January 1, 2023, subject to any applicable grace periods, the Company has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of the NYSE (including the requirement to adopt a compensation recovery policy in accordance with Section 303A.14 of the NYSE Listed Company Manual, as required by Rule 10D-1 of the Exchange Act).

(f) As of the date hereof, (i) there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Reference Company SEC Reports and, (ii) none of the Reference Company SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no formal internal investigations, any SEC inquiries or investigations or other inquiries or investigations by any Governmental Entity that are pending or, to the Company’s Knowledge, threatened in writing, in each case regarding any accounting practices of the Company or any of its Subsidiaries.

Section 5.7 Absence of Certain Changes or Events.

(a) From January 1, 2024 through the date hereof, except in connection with the Company’s sale process, including the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business.

(b) From January 1, 2024 through the date hereof, there has not been a Company Material Adverse Effect.

Section 5.8 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 Documents will, at the time that such document is filed with the SEC or at the time that such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 Documents will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 Documents.

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Section 5.9 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries (i) are, and have been since January 1, 2023, in compliance in all material respects with all Laws, Maritime Protocols and Orders applicable to the Company and its Subsidiaries and their respective business and properties, including the Company Vessels, and (ii) except as would not be material to the Company and its Subsidiaries, taken as a whole, are not, and have not been since January 1, 2023, under investigation by any Governmental Entity with respect to, and have not been threatened to be charged with or given notice by any Governmental Entity of, any violation of any such Law, Maritime Protocol or Order. Except as would not constitute a Company Material Adverse Effect, each of the Company and its Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity necessary for it to own, lease or operate its properties and assets, including the Company Vessels, and to carry on its business as currently conducted (the “Company Permits”). Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is or has been, and, to the Knowledge of the Company, none of their respective employees, directors, officers or independent contractors is or has been, suspended or debarred from doing business by any Governmental Entity or declared ineligible for government contracting, and no such suspension or debarment action has been commenced.

(b) The Company and each of its Subsidiaries that, directly or indirectly, owns or operates Company Vessels in the coastwise trade of the United States of America is a “citizen of the United States” within the meaning of 46 U.S.C. § 50501, and is fully qualified to own and operate vessels in the coastwise trade of the United States of America. Each Company Vessel owned by the Company or one of its Subsidiaries is lawfully documented in the name of its registered owner under the Laws where such Company Vessel is registered and each such Company Vessel and owner of such Company Vessel complies, and since January 1, 2023 has complied, in all material respects with all applicable Laws of the United States of America or any jurisdiction to which such Company Vessel may be registered or may be subject. The use of the Company Vessels is not, and since January 1, 2023 has not been, in material contravention of any applicable Law or Maritime Protocols and there is no development that would reasonably be expected to result in material contravention of any such Laws or Maritime Protocols.

Section 5.10 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed (after taking into account all applicable extensions) all material Tax Returns required to be filed by any of them. All such Tax Returns are true, complete and correct in all material respects.

(b) Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all material Taxes due by any of them.

(c) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting or similar requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.

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(d) There are no pending audits, examinations, investigations or other proceedings in respect of any material Taxes of the Company or any of its Subsidiaries, and no written notification has been received by the Company or any of its Subsidiaries that such an audit, examination, investigation or other proceeding in respect of material Taxes is proposed or threatened. No Governmental Entity has asserted in writing any deficiency or proposed adjustment with respect to material Taxes of the Company or any of its Subsidiaries, which deficiency or proposed adjustment has not been satisfied by payment, settled, withdrawn, or otherwise fully resolved.

(e) No claim has been made in writing within the past three (3) years by a Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is required to file income or other material Tax Returns in, or subject to income or other material Taxes by, such jurisdiction.

(f) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries (i) is a party to, bound by or has any obligation under any Tax allocation, sharing or indemnity agreement (other than (A) any ordinary course commercial agreement not primarily related to Taxes and (B) any agreement solely between or among any of the Company and any of its Subsidiaries) or (ii) is liable for any Taxes of any other Person (other than the Company or any of its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or non-U.S. Law) or as a transferee or successor.

(h) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to (i) any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable provision of state, local or non-U.S. Law), or (ii) any private letter ruling of the U.S. Internal Revenue Service or any similar written ruling of any other Tax authority.

(i) Neither the Company nor any of its Subsidiaries has waived any statute of limitations applicable to, or consented to extend, the time in which any material Tax may be assessed or collected by any Governmental Entity which waiver or extension is still in effect (other than pursuant to automatic extensions of time to file Tax Returns).

(j) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two-year period ending on the date of this Agreement.

(l) Neither the Company nor any of its Subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(m) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income as a result of (i) any change in accounting method initiated by it or any other relevant party on or prior to the Closing, (ii) an installment sale or open transaction arising on or prior to the Closing, (iii) a prepaid amount received, or paid, on or prior to the Closing (other than prepaid amounts received or paid in the ordinary course of business), (iv) an election under Section 965 of the Code, (v) an election under Section 108(i) of the Code (or any comparable provision of state, local or non-U.S. Law) or (vi) any deferral of Taxes under Section 2302 of the Coronavirus Act, Relief, and Economic Security Act of 2020 (Pub. L. 116–136), as amended, or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020.

(n) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of any applicable Tax treaty), branch or other fixed place of business in any jurisdiction, other than its own country of incorporation or formation.

Section 5.11 Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company, other than liabilities and obligations (a) reserved against or reflected in the Company’s consolidated balance sheet for the fiscal year ended December 31, 2023 included in the Company SEC Documents (including in the notes thereto), (b) incurred in the ordinary course of business since December 31, 2023, (c) incurred in connection with the Company’s sale process, including the transactions contemplated by this Agreement, the entry into this Agreement and the performance of the transactions contemplated by this Agreement or (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12 Litigation. As of the date hereof, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties or assets (or pending or, to the Knowledge of the Company, threatened in writing against any director or officer of the Company or any of its Subsidiaries in such capacity as director or officer) which involves an amount in controversy that would be material to the Company and its Subsidiaries, taken as a whole, and (b) there is no Order (including a settlement agreement or other similar written agreement with any Governmental Entity) imposed upon or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties or assets, including any Company Vessels, that would be material to the Company and its Subsidiaries, taken as a whole.

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Section 5.13 Employees and Employee Benefit Plans.

(a) Section 5.13(a)(i) of the Company Disclosure Schedule contains a list of each material Company Benefit Plan (excluding offer letters entered into in the ordinary course of business that do not provide for any severance benefits). Section 5.13(a)(ii) of the Company Disclosure Schedule contains a list of each Multiemployer Plan to which the Company, any of the Company’s Subsidiaries, or any ERISA Affiliates of the foregoing contributes, has an obligation to contribute, or has any liability. The Company has made available to Parent complete and correct copies of (i) each material plan document with respect to each Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description of the material terms thereof) and (ii) to the extent applicable, (A) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) the most recent Internal Revenue Service opinion or favorable determination letter, (D) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (E) any stop loss insurance policies with respect to any self-insured health plans, and (F) the most recent estimates of Withdrawal Liability from Multiemployer Plans listed in Section 5.13(a)(ii) of the Company Disclosure Schedule.

(b) Each Company Benefit Plan has been operated, administered, and maintained in material compliance with its terms and with the requirements of applicable Laws, including ERISA, the Code and in each case the regulations thereunder. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all employer contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued in accordance with applicable accounting practices of the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service.

(c) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and, during the immediately preceding six (6) years, none of the Company, its Subsidiaries and their respective ERISA Affiliates has contributed to, or been required to contribute to, or withdrawn in a complete or partial withdrawal (regardless of whether Withdrawal Liability has been assessed) from, any plan subject to Title IV of ERISA or Section 412 of the Code, including any Multiemployer Plan, or incurred any liability under Section 4202 or ERISA.

(d) Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliates of any of the foregoing, has withdrawn in a partial or complete withdrawal from a Multiemployer Plan (as described in ERISA Sections 4205 and 4203, respectively), regardless of whether Withdrawal Liability has been assessed, except for withdrawals for which all Withdrawal Liability that has been assessed has been satisfied.

(e) No Company Benefit Plan provides health insurance, life insurance or death benefits (whether or not insured) to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code or other applicable Law.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event (other than actions taken by or at the direction of Parent or its Affiliates), (i) entitle any officer, director or employee of the Company or any of its Subsidiaries to severance or termination pay pursuant to a Company Benefit Plan or (ii) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Company Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event, result in the payment or characterization of any amount that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

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(g) Neither the Company nor any of its Subsidiaries (i) has agreed to recognize any labor union, works council or labor organization, nor has any labor union, works council or labor organization been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, (ii) is a party to or otherwise bound by, or currently negotiating, any Bargaining Agreement, or (iii) as of the date hereof is the subject of any material proceeding seeking to compel it to bargain with any labor union, works council or labor organization, nor, to the Knowledge of the Company, is any such proceeding threatened. For the past three (3) years, to the Knowledge of the Company, there have been no labor organizing activities, unfair labor practice charges, material labor grievances, labor arbitrations, strikes, slowdowns, work stoppages, picketing, handbilling, lockouts or other material labor disputes pending or threatened against or affecting the Company or any of its Subsidiaries with respect to employees of the Company or any of its Subsidiaries, in each case, relating to organized labor and compliance with the National Labor Relations Act (as applicable).

(h) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours (including overtime and provision of meal and rest breaks), immigration and work authorization (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), withholding of Taxes, worker classification (including the classification of independent contractors and exempt and non-exempt employees, employment discrimination and harassment (including anti-harassment training requirements under applicable Laws), whistleblowing, disability rights or benefits, equal opportunity, labor relations, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), employee trainings and notices, employee leave issues, affirmative action, and unemployment insurance and related matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have investigated all sexual harassment or other discrimination or retaliation allegations that have been reported through the Company’s or any such Subsidiary’s complaint procedures and, with respect to any substantiated claims (as determined pursuant to the terms of such procedures), the Company and its Subsidiaries have taken corrective action that is reasonably calculated to prevent further improper action.

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(j) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, no current or former officer, principal, or manager of the Company or any of its Subsidiaries is in any respect in violation of any term of any nondisclosure agreement or obligation, noncompetition agreement, nonsolicitation agreement or other restrictive covenant obligation (A) owed to the Company or any of its Subsidiaries or (B) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (1) claim by or on behalf of any current or former officer, principal, or manager of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened asserting that any such restrictive covenant obligation to the Company or any of its Subsidiaries is unenforceable, or (2) Order ruling that any such obligation to the Company or any of its Subsidiaries is unenforceable.

(k) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in material compliance with all applicable requirements, (ii) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved are funded and/or book reserved, as required under applicable Laws and GAAP, based upon reasonable actuarial assumptions.

Section 5.14 Intellectual Property and Data Privacy and Security.

(a) Section 5.14(a) of the Company Disclosure Schedule sets forth a list as of the date hereof of all active material patents, patent applications, trademark registrations and applications, copyright registrations and applications, social media accounts, and domain name registrations, in each case, owned by the Company or any of its Subsidiaries as of the date hereof. Each item identified on Section 5.14(a) that is registered or pending registration with a Governmental Entity or Internet domain name registrar of the Company Disclosure Schedule is subsisting and in good standing with the Governmental Entities or Internet domain name registrar with which such item is registered or pending.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries exclusively own all Company Intellectual Property, and (ii) otherwise have sufficient rights to all other Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries, as conducted as of the date hereof. As of the date hereof, no Actions are pending or, to the Knowledge of the Company, since January 1, 2023, have been threatened, against the Company or any of its Subsidiaries, (i) challenging the ownership, enforceability or validity of any material Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property.

(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) no Person is violating, misappropriating or infringing any of the Company Intellectual Property, and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(d) The Company and its Subsidiaries take, and since January 1, 2023 have taken, commercially reasonable precautions to protect the confidentiality of their trade secrets.

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(e) Except as would not be material to the Company and its Subsidiaries, taken as a whole, Company and its Subsidiaries have secured from all current and former employees, consultants, and contractors of Company and its Subsidiaries who have created any material Intellectual Property for the Company and its Subsidiaries (which Intellectual Property was intended by the Company and its Subsidiaries to be owned by the Company or one of its Subsidiaries) written assignments of any such employees’, consultants’ and contractors’ contribution or right, to the extent such rights do not vest in the Company or one of its Subsidiaries by operation of Law.

(f) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer or disclosure of any personal information or personal data in connection with the businesses of the Company and its Subsidiaries.

(g) Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, there has been no data security breach or other unauthorized access of the data, computers or information technology systems of the Company and its Subsidiaries.

(h) The software, computer hardware, servers, networks, platforms, peripherals, data communication lines, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company and its Subsidiaries (“Business IT Systems”) are in good working condition and are sufficient in all material respects to perform all information technology operations related to the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries use commercially reasonable means to protect the security and integrity of all such Business IT Systems, including the data residing within such Business IT Systems. The Company and its Subsidiaries have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including by implementing and maintaining appropriate backup, disaster recovery, remote access security, and software and hardware support arrangements.

Section 5.15 Material Contracts.

(a) A true and complete list of the Material Contracts as of the date hereof is set forth in Section 5.15(a) of the Company Disclosure Schedule. The Company has made available to Parent a true and complete copy of each Material Contract, each as amended to the date hereof, including all exhibits and schedules thereto. For purposes of this Agreement, the term “Material Contract” means any of the following Contracts, excluding any Company Benefit Plan, to which the Company or any of its Subsidiaries is a party as of the date hereof:

(i) any limited liability company, partnership, joint venture or other similar Contract relating to the formation, creation, operation, management or control of any limited liability company, partnership or joint venture, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;

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(ii) any Contract (other than between or among the Company and any of its Subsidiaries or between or among any of the Subsidiaries of the Company) for indebtedness of the Company or its Subsidiaries in excess of $2,000,000 evidenced by credit agreements, notes, bonds, indentures, securities or debentures and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness of any other Person (except for any intercompany indebtedness among the Company and any wholly owned Subsidiaries thereof);

(iii) any Contract that (A) limits the right of the Company or its Subsidiaries to engage or compete in any line of business or to compete or operate in any location, (B) provides for “exclusivity” in favor of any third party or (C) grants any rights of first refusal, rights of first negotiation, or “most favored nation” rights to any third party;

(iv) any Contract (A) that relates to the acquisition or disposition of any business, assets or properties of or by the Company or its Subsidiaries, whether by way of merger, consolidation, purchase of stock or assets or otherwise, (other than those set forth in Section 5.15(a)(viii) below) for aggregate consideration under such Contract of $2,000,000 or more after the date of this Agreement or (B) pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that are reasonably likely to result in payments in excess of $2,000,000;

(v) any Contract with a (A) Material Customer or (B) Material Supplier (other than any purchase orders, invoices, work orders, statements of work or similar arrangements for the purchase of inventory);

(vi) any Contract for capital expenditures which requires aggregate future payments in excess of $2,000,000 during any twelve (12) month period;

(vii) any Contract (other than any (A) purchase and sale agreement entered into by the Company or any of its Subsidiaries in connection with any sale leaseback arrangements with respect to real property or (B) purchase orders, invoices, work orders, statements of work or similar arrangements) to which the Company or any of its Subsidiaries is a party pursuant to which the Company and its Subsidiaries, collectively, received or paid in excess of $2,000,000 during the twelve (12) month period ended December 31, 2023;

(viii) each (A) Real Property Lease (B) Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, office furniture or other personal property, in each case requiring by its terms aggregate payments by the Company or any of its Subsidiaries in excess of $2,000,000 during the twelve (12) month period ending December 31, 2023, and (C) purchase and sale agreement entered into by the Company or any of its Subsidiaries in connection with any sale leaseback arrangements with respect to real property;

(ix) any Contract involving any resolution or settlement since January 1, 2023 of any actual or threatened Action involving the Company or any of its Subsidiaries involving (A) a payment in excess of $2,000,000 (excluding amounts to be paid under existing insurance policies or renewals thereof) or (B) any material ongoing requirements or restrictions on the Company or any of its Subsidiaries or their respective properties or assets;

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(x) any Contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries;

(xi) all Company IP Agreements that provide for payments by or to the Company and its Subsidiaries of $2,000,000 or more per annum;

(xii) any voting agreement, voting trust, stockholder agreement or other Contract applicable to, or governing the voting of, any shares of capital stock of the Company or equity, membership, partnership or other interests in any of the Subsidiaries of the Company;

(xiii) any Contract relating to the chartering (including charters or similar agreements with Governmental Entities), management (technical and/or commercial), crewing, operation, stacking, finance leasing (including sale/leaseback or similar arrangements) or pooling of any Company Vessel that has resulted in payments to or by the Company or any of its Subsidiaries of more than $2,000,000 in the aggregate during the twelve (12) month period ending December 31, 2023;

(xiv) any Contract containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiary has agreed not to acquire assets or securities of another person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business;

(xv) any Contract containing an employee non-solicitation or no-hire provision applicable to the Company or any of its Subsidiaries that has been entered into outside of the ordinary course of business;

(xvi) any Bargaining Agreement;

(xvii) any Contract with a Governmental Entity; and

(xviii) any Contract that (A) would be required to be filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K or (B) is of the type that would be required to be disclosed under Item 404 of Regulation S-K.

(b) Each Material Contract is valid, binding and in full force and effect with respect to the Company or any of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim of material breach or material default under or cancellation of any Material Contract which remains unresolved as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in material breach or violation of, or material default under, any Material Contract. To the Knowledge of the Company, as of the date of this Agreement, no other party is in material breach or material violation of, or default under, any Material Contract. To the Knowledge of the Company as of the date of this Agreement, (i) no material disagreements or material disputes exist under any Material Contract and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any person that such person intends to terminate or not renew any Material Contract.

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Section 5.16 Real Property; Title.

(a) Neither the Company nor any of its Subsidiaries owns any real property, and neither the Company nor any of its Subsidiaries is a party to any Contract to purchase any real property or interest therein.

(b) Section 5.16(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all leases and subleases pursuant to which the Company or any of its Subsidiaries is a party as of the date hereof with respect to real property leased or subleased by the Company or any of its Subsidiaries (“Real Property Leases”, and the real property subject thereto, the “Leased Real Property”). The Company or one of its Subsidiaries has valid and enforceable leasehold estates in or other rights to use all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens.

(c) The Company or one of its Subsidiaries has good title to, or valid leasehold interests in or valid rights under Contract to use, the tangible property and assets (other than real property, which is addressed in Section 5.16(b)) owned, leased or used by the Company and its Subsidiaries, free and clear of all Liens other than Permitted Liens; except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 5.17 Environmental Laws. Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries are not in violation of any Environmental Law. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification alleging that it has any material liability or material obligation under any Environmental Law or in connection with any release or threatened release of Materials of Environmental Concern, except to the extent such matter has been fully resolved with the appropriate Governmental Entity.

Section 5.18 Material Customers and Suppliers. Section 5.18 of the Company Disclosure Schedule lists (a) the ten (10) largest suppliers of the Company and its Subsidiaries (by fees paid or payable) for the twelve (12) month period ended December 31, 2023 (each such supplier, a “Material Supplier”) and (b) the ten (10) largest customers of the Company and its Subsidiaries (by revenue) for the twelve (12) month period ended December 31, 2023 (each such customer, a “Material Customer”). Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, from January 1, 2024 until the date of this Agreement, no supplier or customer listed on Section 5.18 of the Company Disclosure Schedule has stated in writing its intention to cancel or otherwise terminate its relationship with the Company and its Subsidiaries other than in the ordinary course of business.

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Section 5.19 Insurance Policies. The Company and its Subsidiaries maintain insurance policies with reputable insurance carriers or maintains self-insurance practices against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses and trades. Each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, in full force and effect and all premiums due and payable thereon have been paid. Neither the Company nor any of its Subsidiaries is in material breach of or material default under any such insurance policies, and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material breach or material default under, or permit termination or modification of, any such policy. Since January 1, 2023, neither the Company nor any of its Subsidiaries has received notice regarding any invalidation or cancellation of any such insurance policy that has not been renewed in the ordinary course without any lapse in coverage. Since January 1, 2023, there was no claim under any such insurance policies as to which coverage was denied or disputed (except for customary reservation of rights) by the underwriters of such policies, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is in material compliance with all insurance coverage requirements with respect to the operation of the Company Vessels.

Section 5.20 Company Vessels.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries leases any Company Vessels through sale and leaseback or similar financing arrangements, and neither the Company nor any of its Subsidiaries currently time charters, or since January 1, 2023 has time chartered, Company Vessels from any other Person. Neither the Company nor any of its Subsidiaries has contracted to sell or charter, “scrapped” or agreed to “scrap”, or granted any option over or otherwise disposed of its interest in any Company Vessels. With respect to each Company Vessel owned by the Company or any of its Subsidiaries, the Company or such Subsidiaries, as applicable, has valid and marketable title to such Company Vessel, free and clear of all Liens, other than Permitted Liens. Section 5.20(a) of the Company Disclosure Schedule lists all of the Company Vessels that, as of the date hereof, the Company or any its Subsidiaries leases on a bareboat or demise basis from third parties, which leases are valid and subsisting in all material respects, and such leasehold interests are free and clear of Liens, other than Permitted Liens.

(b) There are no Actions pending, or to the Knowledge of the Company, threatened by any Governmental Entity in respect of any Company Vessel other than as set forth in such Company Vessel’s certificates and survey reports made available to Parent prior to the date hereof, in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 5.20(c) of the Company Disclosure Schedule sets forth each of the Company Vessels that is (i) subject to any transfer or trading restrictions that arise under the Construction-Differential Subsidy program pursuant to Title V of the Merchant Marine Act, 1936, as amended, or (ii) financed by U.S. Government financing guaranties issued pursuant to Chapter 537 of Title 46 of the United States Code (or its predecessor). Neither the Company nor any of its Subsidiaries maintains, has maintained or has applied for a Capital Reserve Fund or a Capital Construction Fund pursuant to Chapter 533 or Chapter 535 of Title 46 of the United States Code, respectively.

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries maintains valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for its Company Vessels to the extent that such certificate may be required by applicable Law and such other similar certificates as may be required in the course of the operation of any of its Company Vessels pursuant to applicable Law.

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(e) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company Vessels that are currently operated by the Company and its Subsidiaries, taken as a whole, have no defects, are in all respects in good operating condition and repair, have in all respects been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are operationally seaworthy and adequate and suitable for their present uses in all respects.

(f) Each of the Company and its Subsidiaries (including any Subsidiary in the chain of ownership of such Subsidiaries) that own and/or operate any Company Vessels in the U.S. Coastwise Trade is, and has been during any period that it has owned and/or operated any Company Vessel in the U.S. Coastwise Trade, a U.S. Citizen.

Section 5.21 Brokers. No broker, finder, investment banker, financial advisor or other similar Person, other than Evercore Group L.L.C., (“Evercore”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its controlled Affiliates. The Company has furnished to Parent a true and complete copy of the engagement letter between the Company and Evercore relating to the transactions contemplated by this Agreement, which agreement discloses all fees payable and other material obligations thereunder.

Section 5.22 Takeover Statutes Not Applicable. Assuming the accuracy of the representations and warranties in Section 6.8, the transactions contemplated by this Agreement, including the Offer and the Merger, are exempt from any “moratorium,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 203 of the DGCL, or any similar anti-takeover provision in the certificate of incorporation or bylaws of the Company.

Section 5.23 Related Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any agreement, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that is not so disclosed.

Section 5.24 Fairness Opinion. Evercore has rendered to the Company Board its oral opinion (to be confirmed by the delivery of a written opinion) to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Offer Price and the Merger Consideration to be received by the holders of Common Stock in the Transactions are fair, from a financial point of view, to such holders, other than Parent and its Affiliates. An executed copy of such opinion shall be made available to Parent promptly following the date of this Agreement.

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Section 5.25 Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article V, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to the Confidential Information (as defined in the Confidentiality Agreement). The Company acknowledges that none of Parent, Merger Sub, or any Person has made any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company, its Affiliates, and their respective Representatives, and has not relied on any representation, warranty or other statement made by Parent, Merger Sub, or any Person on behalf of Parent, Merger Sub, or any of their Affiliates, except for the representations and warranties expressly set forth in Article VI, and that all other representations and warranties, express or implied, are specifically disclaimed.

Article VI

Representations and Warranties of Parent
and Merger Sub

Except as set forth in the disclosure letter delivered by Parent to the Company prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that (i) disclosure of any item in any section or subsection of the Parent Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, and (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material), Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

Section 6.1 Organization. Parent is a Washington corporation and Merger Sub is a Delaware corporation, in each case, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

Section 6.2 Merger Sub.

(a) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent free and clear of all Liens.

(b) Merger Sub has been formed solely for the purpose of entering into the Transactions and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with the transactions contemplated hereby and activities incidental to its formation.

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Section 6.3 Authority.

(a) Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions and the other transactions contemplated hereby, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery of this Agreement by Parent and Merger Sub and, following the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, the consummation by each of Parent and Merger Sub of the Transactions and the other transactions contemplated hereby have been duly authorized by all necessary actions on the part of each of Parent and Merger Sub. Immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Transactions and the other transactions contemplated hereby, and no other actions on the part of Parent or Merger Sub or any other Subsidiary of Parent are necessary to authorize the consummation of the Transactions and the other transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due and valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 6.4 Consents and Approvals; No Violations.

(a) Except as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, the Jones Act, the rules and regulations of NYSE, state securities laws, and foreign and supranational laws relating to antitrust and competition clearance, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (A) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub or any other Subsidiary of Parent, (B) require Parent or Merger Sub or any other Subsidiary of Parent to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, or (C) assuming compliance with the matters referred to in clause (B), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation under, or the loss of a benefit under, any Contract to which Parent or Merger Sub or any other Subsidiary of Parent is a party, or result in the creation or imposition of any Lien, other than a Permitted Lien, on any asset of Parent or Merger Sub or any other Subsidiary of Parent, except, in the case of each of clauses (B) and (C), as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub is a U.S. Citizen, and is fully qualified to own and operate vessels in the U.S. Coastwise Trade.

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Section 6.5 Information Supplied. None of the Offer Documents will, at the time such document is filed with the SEC or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or its Subsidiaries.

Section 6.6 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub) or any of their properties or assets that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. There is no Order imposed upon or threatened in writing against Parent or any of its Subsidiaries (including Merger Sub) or any of their properties or assets that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 6.7 Financing.

(a) Parent has delivered to the Company true, complete and correct copies, as of the date of this Agreement, of a draft of the Parent Credit Agreement, the executed commitment letters related thereto, and the transaction update presentation prepared in connection therewith (collectively with the Parent Credit Agreement, the “Debt Commitment Letter”) from the financial institutions signatory thereto (such institutions, the “Debt Financing Lenders”, and together with their respective Affiliates and their respective officers, employees, directors, equityholders, partners, controlling parties, advisors, agents and representatives and their successors and assigns, collectively, the “Debt Financing Related Parties”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Debt Financing Lenders have committed to lend the amounts set forth in the Debt Commitment Letter for the purpose of funding the transactions contemplated by this Agreement (the “Transaction Debt Financing”).

(b) Assuming the satisfaction of the Offer Conditions and the condition set forth in Section 8.1(a), Parent has no reason to believe any term or condition of the Transaction Debt Financing that is required to be satisfied by Parent as a condition to such Transaction Debt Financing will not be satisfied, or that the Transaction Debt Financing will not be available to Parent on the Closing Date. Assuming the Transaction Debt Financing is funded in accordance with the Debt Commitment Letter, as of the Closing Date the aggregate net proceeds of the Transaction Debt Financing contemplated by the Debt Commitment Letter, together with the (i) cash of Parent and its Subsidiaries, (ii) available capacity on existing credit facilities of Parent and its Subsidiaries, and (iii) cash of the Company in an amount that does not exceed the amount that, after giving effect to all payments required to be made or funded by the Company in connection with the transactions contemplated by this Agreement prior to the Closing, would result in the Company having $25 million in cash on its consolidated balance sheet as of the Closing, will be an amount sufficient for the satisfaction of all of Parent’s and Merger Sub’s cash payment obligations under this Agreement (including payment of the aggregate Offer Price, the aggregate Merger Consideration, the amounts required to pay off in full all obligations under the Credit Agreements (the “Retired Debt”) and any fees and expenses of, or payable by, Parent or Merger Sub in connection with the Merger or the Transaction Debt Financing (such amount, the “Required Payment Amount”)).

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(c) Other than as expressly set forth in the Debt Commitment Letter, (i) there are no other agreements, side letters, arrangements or understandings (except for customary fee credit letters and customary engagement letters with respect to debt securities that may form part of the Transaction Debt Financing, in each case associated with the Transaction Debt Financing, each of which does not (A) impair the enforceability of the Debt Commitment Letter, (B) reduce the aggregate amount of the Transaction Debt Financing or (C) impose new or additional (or adversely expand, modify or amend any of the existing) conditions precedent to the Transaction Debt Financing) relating to the financing of the Required Payment Amount and (ii) Parent does not know of any facts or circumstances that, with or without notice or lapse of time or both, may be expected to result in any of the conditions set forth in the Debt Commitment Letter not being satisfied, or the Transaction Debt Financing not being available to Parent on the Closing Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Transaction Debt Financing, except as set forth in the Debt Commitment Letter in the form so delivered to the Company as of the date hereof.

(d) As of the date hereof, the Debt Commitment Letter in the form so delivered to the Company is in full force and effect and represents the legally valid and binding obligation of Parent and Merger Sub, as applicable, and, to the Knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, the Debt Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended, restated, modified or waived in any respect, and no such withdrawal, rescission, termination, amendment, restatement, modification or waiver is contemplated. Parent and Merger Sub are not in breach of any of the terms or conditions set forth in the Debt Commitment Letter and, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date hereof, no Debt Financing Lender has notified Parent or Merger Sub of its intention to terminate the Debt Commitment Letter or not to provide the full amount of the Transaction Debt Financing. All fees or other amounts required to be paid under the Debt Commitment Letter or otherwise in connection with the Transaction Debt Financing have been paid in full, and with respect to any other such commitments or fees required to be paid under the Debt Commitment Letter following the date hereof, Parent will pay in full any such amounts on or before the Closing Date.

(e) Each of Parent and Merger Sub expressly acknowledges and agrees that its ability to obtain financing is not a condition to any of its obligations under this Agreement or with respect to the Transactions.

Section 6.8 No Ownership of Company Capital Stock. As of the date hereof, Parent owns the number of shares of the Common stock set forth on the Schedule 13D/A filed with the SEC on January 29, 2024 by Parent, and except as set forth in such Schedule 13D/A, neither Parent, any of its Affiliates (including Merger Sub), nor any of their respective employees who have the power to direct or cause the direction of the management and policies of Parent or any of its Affiliates (including Merger Sub), (a) beneficially owns Shares, directly or indirectly, (b) has (i) the right to acquire Shares pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (ii) the right to vote Shares pursuant to any agreement, arrangement or understanding; or (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of Shares with any person that beneficially owns, or whose affiliates or associates beneficially own, directly or directly, Shares.

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Section 6.9 No Stockholder and Management Arrangements. Except as expressly authorized by the Company, as of the date hereof, neither Parent or Merger Sub, nor any of their respective Affiliates, nor any of their respective employees who have the power to direct or cause the direction of the management and policies of Parent or any of its Affiliates (including Merger Sub), nor any Person acting on behalf of Parent or Merger Sub or their respective Affiliates, is a party to any Contract, whether written or oral, with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Transactions or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment).

Section 6.10 Brokers. No broker, finder, investment banker, financial advisor or other similar Person, other than those, the fees and expenses of which will be paid by Parent or its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates.

Section 6.11 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time, assuming (a) the satisfaction or waiver of the Offer Conditions and conditions set forth in Section 8.1 and (b) (i) the representations and warranties of the Company contained in this Agreement (other than those qualified by materiality or “Company Material Adverse Effect”) are true and correct in all material respects and (ii) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or “Company Material Adverse Effect” are true and correct in all respects after giving effect to all of the transactions contemplated by this Agreement, any alternative financing and the payment of the Offer Acceptance Consideration and the aggregate Merger Consideration, and (c) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 6.11, the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (b) such Person has not incurred debts, including contingent and other liabilities, beyond its ability to pay such debts as such debts mature and (c) such Person does not have unreasonably small capital with which to conduct its business. For purposes of this Section 6.11, “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. For purposes of this Section 6.11, the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.

Section 6.12 Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article VI, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates.

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Section 6.13 No Other Company Representations or Warranties.

(a) Each of Parent and Merger Sub acknowledges that (i) it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired, requested or required to review, (ii) it and its Representatives have had reasonable opportunity to meet with the management of the Company and to discuss the business and assets of the Company, (iii) it and its Representatives have been afforded the opportunity to ask questions of and receive answers from personnel of the Company and (iv) it has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby.

(b) Each of Parent and Merger Sub acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, its Affiliates (including Merger Sub) and their respective Representatives, and has not relied on any representation, warranty or other statement made by the Company or any Person on behalf of the Company or any of its Subsidiaries, except for the representations and warranties expressly set forth in Article V (which includes exceptions set forth therein and in the Company Disclosure Schedule), and that all other representations and warranties, express or implied, are specifically disclaimed. Except for the representations and warranties expressly set forth in Article V (after taking into account exceptions set forth therein and in the Company Disclosure Schedule), neither the Company nor any other Person shall be subject to any liability to Parent, Merger Sub or any other Person resulting from the Company’s making available to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, or any such Person’s use of or reliance on, such information, including any Confidential Information (as defined in the Confidentiality Agreement) or presentation materials delivered to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, as subsequently updated, supplemented or amended, or any information, documents or material made available to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives in the due diligence materials provided to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, including in any “data room,” management presentation (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement (collectively, the “Company Information”). Without limiting the foregoing, except for the representations and warranties expressly set forth in Article V (after taking into account exceptions set forth therein and in the Company Disclosure Schedule), the Company makes no representation or warranty, express or implied, to Parent or Merger Sub or any other Person with respect to (i) the information set forth in the Company Information (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Company Information or (iii) any other information concerning the Company, any of its Subsidiaries or the transactions contemplated hereby.

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Article VII

Conduct of Business Pending the Offer Acceptance Time

Section 7.1 Conduct of Business by the Company Pending the Offer Acceptance Time.

(a) From and after the date hereof and prior to the Offer Acceptance Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement, or (iv) as otherwise set forth in Section 7.1(a) of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, (A) carry on their respective businesses in all material respects in the ordinary course of business, and (B) use commercially reasonable efforts to (w) preserve substantially intact their business organization, assets (including all Company Vessels), properties and business relations, (x) keep available the services of their executive officers and key employees on commercially reasonable terms, (y) maintain in effect all Company Permits and (z) maintain the goodwill and existing relationships with any Persons with which the Company or any of its Subsidiaries has material business relations and with Governmental Entities that have jurisdiction over their business and operations; provided, however, that no action by the Company or its Subsidiaries with respect to matters permitted by any provision of Section 7.1(b) shall be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of such other provision of Section 7.1(b).

(b) From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement, or (iv) as otherwise set forth in Section 7.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity securities; provided that (x) if the Offer Acceptance Time shall not have occurred on or prior to August 31, 2024, the Board of Directors of the Company may declare and the Company may pay to holders of its Shares in cash each regular quarterly dividend that would have otherwise been declared and paid after August 31, 2024 at a rate not to exceed $0.06 per quarter and with record and payment dates consistent with past practice of the Company and corresponding distributions to the Warrantholders in respect of the Shares into which the Company Warrants are exercisable and (y) dividends or distributions by a Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company shall be permitted;

(B) split, combine, subdivide, adjust, amend the terms of or reclassify any of its capital stock or equity interests;

(C) issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or other equity securities or any option, warrant or other right to acquire or receive any shares of its capital stock or other equity securities, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, other than (1) in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards or Company Warrants outstanding as of the date of this Agreement, including with respect to the satisfaction of Tax withholding and, with respect to Company Stock Options or Company Warrants outstanding as of the date of this Agreement, the payment of the exercise price, (2) in connection with the granting of equity awards for fiscal year 2024 in the ordinary course of business in accordance with the Company’s Non-Employee Director Incentive Compensation Plan (provided, under the terms thereof, each such equity award shall vest upon the Offer Acceptance Time only with respect to that number of shares subject thereto equal to (i) fraction the numerator of which is the number of calendar months that have elapsed in whole or in part from and after the date of grant through the Offer Acceptance Time and the denominator of which is twelve (12), multiplied by (ii) the total number of shares subject thereto (rounded up) and all remaining shares subject thereto shall be forfeited), and (3) the grant of any Permitted Liens and Liens to secure obligations of the Company or any of its Subsidiaries in respect of any indebtedness permitted under clause (G) below;

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(D) amend the certificate of incorporation or bylaws of the Company, or amend other similar organizational documents of any of its Subsidiaries, except, in the case of Subsidiaries, for amendments that would not be materially adverse to the Company or adversely impact the transactions contemplated hereby;

(E) other than in transactions among wholly owned Subsidiaries of the Company or between the Company and its wholly owned Subsidiaries, acquire (by merger, consolidation, purchase of stock or assets or otherwise) any entity, business or assets (including, for avoidance of doubt, any vessel) that constitute a business or division of any Person;

(F) sell, lease, license, encumber (other than Permitted Liens) or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any entity, business or any material assets, properties (including, for avoidance of doubt, any Company Vessel), rights or other interest therein except (1) pursuant to Contracts in force as of the date of this Agreement, copies of which have been made available to Parent, (2) dispositions of assets no longer used in the ordinary course of business of the Company’s or the applicable Subsidiary’s business or (3) dispositions among the Company and its wholly owned Subsidiaries;

(G) create, incur or assume any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, or assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person, excluding (1) indebtedness (including guarantees) solely among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, or (2) pursuant to the terms of the Contracts set forth on Section 7.1(b)(vi)(G)(2) of the Company Disclosure Schedule;

(H) merge, combine or consolidate the Company or any of its Subsidiaries with and into any other Person, other than, in the case of any Subsidiary of the Company, to effect any acquisition permitted by clause (E) or any disposition permitted by clause (F);

(I) adopt or enter into a plan of complete or partial liquidation, restructuring, capitalization, reorganization or dissolution;

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(J) waive, settle (or propose to settle) or compromise any pending or threatened Action against the Company or any of its Subsidiaries, other than waivers, settlements or agreements (A) for monetary damages in an amount not in excess of $5,000,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), and (B) that do not impose any material restrictions on the operations or businesses of the Company or its Subsidiaries, taken as a whole, or any material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; provided that the foregoing shall not apply to any Transaction Litigation that shall be settled in accordance with Section 7.13;

(K) except as required by any Company Benefit Plan or any Bargaining Agreement, or any Employment Agreement with an officer or employee or independent contractor of the Company and, in each case, as disclosed in Section 5.13(a)(i) of the Company Disclosure Schedule, (1) grant any equity-based compensation, including any Company Equity Awards not otherwise permitted by paragraph (C) above, (2) increase the compensation or benefits (including base salary, base wages, short-term cash compensation, long-term cash compensation, and severance entitlements) of any executive officer or member of the Board, (3) increase the compensation or benefits (including base salary, base wages, short-term cash compensation, long-term cash compensation, and severance entitlements) of any employee or independent contractor who is not covered by the preceding clause (2), other than increases in base salaries, wages and annual or shorter-term cash incentive opportunities in the ordinary course consistent with past practice, not to exceed, (x) in the aggregate, 2.0% relative to the prior fiscal year of the Company, and (y) individually, 4.0% relative to the prior fiscal year of the Company, (4) subject to the foregoing, adopt any new employee benefit plan or arrangement (other than offer letters that are entered into in the ordinary course of business consistent with past practice with newly hired or promoted employees who are not executive officers and that do not provide for any severance benefits or otherwise deviate from the standard terms and conditions of the offer letters disclosed to Parent), (5) subject to the foregoing, adopt a new arrangement that constitutes a Company Benefit Plan, or amend, modify or terminate any existing Company Benefit Plan, other than in the ordinary course of business consistent with past practice, or (6) take any action to accelerate the vesting, payment, or funding of any payment or benefit under any Company Benefit Plan;

(L) make any change in financial accounting methods, principles, policies or practices of the Company or any of its Subsidiaries, except insofar as may be required by GAAP (or any interpretation or enforcement thereof) or applicable Law;

(M) other than in the ordinary course of business (1) make, change or revoke any material Tax election, (2) settle or compromise any material Tax liability for an amount materially in excess of the amount accrued or reserved therefor in the financial statements included in the Company SEC Documents, (3) file or amend any material Tax Return, (4) adopt or change any method of Tax accounting or annual Tax accounting period, (5) enter into any “closing agreement” (within the meaning of Section 7121 of the Code) relating to any material Tax liability, (6) agree to extend the statute of limitations in respect of any material amount of Taxes (other than pursuant to automatic extensions of time to file Tax Returns), or (7) surrender any right to claim a material Tax refund;

(N) enter into or amend any Contract with, or make any payment to, any former or present director or officer of the Company or any of its Subsidiaries or Affiliates of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act (other than any payments pursuant to clause (K));

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(O) enter into, amend, waive any rights under, or terminate any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into prior to the date of this Agreement), other than in the ordinary course of business in all material respects;

(P) authorize, or make any commitment with respect to, capital expenditures that would exceed $5,000,000 individually or $25,000,000 in the aggregate, other than in accordance with the Company’s annual capital expenditure budget, a copy of which has been made available to Parent prior to the date of this Agreement;

(Q) except as permitted by Section 7.1(b)(P), with respect to any Company Vessel, (1) modify the use, operation, maintenance or repair of the Company Vessels in a matter outside the ordinary course of business or not in material compliance with applicable Law or (2) deplete inventory, supplies and spare parts in a manner outside the ordinary course of business; or

(R) agree to take, make any commitment to take, any of the foregoing.

(c) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Offer Acceptance Time. Prior to the Offer Acceptance Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 7.2 Acquisition Proposals.

(a) Except as permitted by this Section 7.2, the Company shall not, and shall cause its Subsidiaries and its and their directors and officers not to, and shall instruct and use its reasonable best efforts to cause its and their directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries regarding (an “Inquiry”), or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into or participate in any discussions with (including through the providing of access or non-public information relating to the Company) any Person regarding an Acquisition Proposal (other than to state that the Company is not permitted to have discussions and to refer such Person to the provisions of this Agreement) or (iii) enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar agreement (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”). The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause its Subsidiaries and its and their directors and officers and shall instruct and use its reasonable best efforts to cause its and their Representatives to, immediately cease all solicitations, discussions and negotiations with any Persons (other than Parent, its Affiliates and their respective Representatives) that may be ongoing with respect to an Acquisition Proposal and request that each such Person (other than Parent, its Affiliates and their respective Representatives) promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company in connection with any such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 7.2(a) by any Representative of the Company or its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.2(a) by the Company.

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(b) Notwithstanding anything to the contrary contained in Section 7.2(a) or elsewhere in this Agreement, at any time following the date of this Agreement and prior to the Offer Acceptance Time, if the Company Board, directly or indirectly through any Representatives, receives an unsolicited, bona fide, written Acquisition Proposal that did not result from a material breach of this Section 7.2, the Company and its Representatives may contact the Person or group of Persons making such Acquisition Proposal to clarify the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, and may (i) provide information to such Person or group of Persons (including their respective Representatives) if the Company receives from such Person or group of Persons (or has received from such Person or group of Persons) an executed confidentiality agreement containing confidentiality terms that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain any standstill or similar provision (an “Acceptable Confidentiality Agreement”); provided, that the Company shall make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent or Merger Sub substantially concurrently (and in any event within twenty-four (24) hours thereafter), and (ii) engage or participate in any discussions or negotiations with such Person or group of Persons, if prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 7.2(b), including any public announcement that the Company Board has made any determination required under this Section 7.2(b) to take or engage in any such actions, shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 9.4.

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(c) Except as set forth in this Section 7.2(c) or in Section 7.2(d), neither the Company Board nor any committee thereof shall (1) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in each case in a manner adverse to Parent, the Company Recommendation, (2) fail to include the Company Recommendation in the Schedule 14D-9, (3) adopt, approve or recommend or endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (4) fail to recommend against acceptance of any third party tender offer or exchange offer constituting an Acquisition Proposal within ten (10) Business Days after the commencement of such offer, or (5) if an Acquisition Proposal has been publicly disclosed, fail to affirm publicly the Company Recommendation following any reasonable written request by Parent within ten (10) Business Days after Parent’s written request therefor (any of the foregoing, a “Change of Recommendation”); provided, that any communication made in accordance with Section 7.2(d)(ii) shall not be deemed a Change of Recommendation if such communication is made prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of a tender offer or exchange offer and does not include a recommendation by the Company that stockholders of the Company tender their Shares into such tender offer or exchange offer. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the Offer Acceptance Time, (x) if an Intervening Event occurs and the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Change of Recommendation in light of such Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company Board may effect a Change of Recommendation contemplated by clauses (1) or (2) of the definition thereof or (y) if the Company receives, directly or indirectly through one or more of its Representatives, an unsolicited, written, bona fide Acquisition Proposal that the Company Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal and that failure to effect a Change of Recommendation in light of such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law, and such Acquisition Proposal did not result from a breach by the Company of this Section 7.2, the Company Board may effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 9.3(a) in order to enter into an Alternative Acquisition Agreement providing for such Superior Proposal; provided that, in the case of either clause (x) or (y):

(i) prior to effecting such Change of Recommendation or terminating this Agreement pursuant to Section 9.3(a) with respect to a Superior Proposal or prior to effecting a Change of Recommendation with respect to an Intervening Event, as applicable, the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance, that it intends to effect a Change of Recommendation (a “Change Notice”) and/or terminate this Agreement pursuant to Section 9.3(a), which notice shall specify (except to the extent prohibited by applicable Law or Contract in effect as of the date hereof) (A) in the case of a Superior Proposal, the material terms thereof, along with a copy of any proposed agreement in respect of such Superior Proposal (or, if there is no such proposed agreement, a written summary of the material terms and conditions of such Superior Proposal); or (B) in the case of an Intervening Event, reasonable detail regarding the Intervening Event and the reasons for the Change of Recommendation;

(ii) after providing such notice and prior to effecting such Change of Recommendation and/or terminating this Agreement pursuant to Section 9.3(a), the Company shall have caused its Representatives to be reasonably available to negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such four (4) Business Day period (the “Notice Period”) to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 9.3(a); and

(iii) following the end of the Notice Period, the Company Board shall have determined in good faith, after consultation with their outside legal counsel and, with respect to clause (A) below, their financial advisor, taking into account any changes to this Agreement proposed in writing by Parent in response to the Change Notice, that, (A) in the case of a Superior Proposal, the Acquisition Proposal received by the Company Board still constitutes a Superior Proposal and that the failure to make a Change of Recommendation or to terminate this Agreement pursuant to Section 9.3(a) in connection therewith would be inconsistent with its fiduciary duties under applicable Law or (B) in the case of an Intervening Event, the failure of the Company Board to effect a Change of Recommendation would still be inconsistent with its fiduciary duties under applicable Law.

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Any amendment to the financial terms or any other material change to the terms of a Superior Proposal shall require the Company to deliver a new Change Notice and the Company shall be required to comply again with the requirements of clauses (i) – (iii) above; provided, however, that subsequent to the initial Notice Period, the Notice Period shall be reduced to three (3) Business Days following receipt by Parent of any such new Change Notice.

(d) Nothing contained in this Section 7.2 or elsewhere in this Agreement shall be deemed to prohibit the Company, Company Board or any committee thereof from (i) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law, (ii) complying with its disclosure or fiduciary duties under applicable Law or disclosure obligations under NYSE rules, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (iii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company, including any such similar communication in response to an Acquisition Proposal that is not a tender offer or exchange offer). It is understood and agreed that any “stop-look-and-listen” or similar communication permitted under clause (iii) of this Section 7.2(d) shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 9.4. The Company shall in no event be deemed to violate this Section 7.2 as a result of responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 7.2 and to referring such Person to the provisions of this Agreement.

(e) The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if, from and after the date hereof, any Acquisition Proposal is received by the Company, any of its Subsidiaries or any of its or their Representatives, indicating (except to the extent prohibited by applicable Law or Contract in effect as of the date hereof) the material terms and conditions of any such Acquisition Proposal. Without limiting the foregoing, the Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent of any change to the financial or other material terms and conditions of any Acquisition Proposal, and (ii) otherwise keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal, discussions or negotiations on a reasonably prompt basis.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, waive, amend or release any provision of any confidentiality, “standstill” or similar obligation of any Person (and doing so shall not deemed to violate this Section 7.2) (i) if the Company Board determines in good faith after consultation with their outside legal counsel that failure to take such action would be inconsistent with their fiduciary duties under applicable Law and (ii) to the extent such provisions would prohibit any Person or group from making an Acquisition Proposal privately to the Company Board.

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Section 7.3 Rule 14d-10(d) Matters. Prior to the Offer Acceptance Time, the Company shall take all such steps as may be reasonably required to cause each agreement, arrangement or understanding entered into by the Company or any of its Subsidiaries (including any employee agreement) on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 7.4 Reasonable Best Efforts; Filings; Other Actions.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 7.4), each of the parties hereto shall, and shall cause its Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, the Transactions and the other transactions contemplated by this Agreement, as expeditiously as reasonably practicable including: (i) the obtaining of all necessary permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities); (ii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; (iii) compliance to the extent necessary with any request for information by any Governmental Entity in connection with this Agreement, including any request for additional information and documentary material by the Federal Trade Commission or the Antitrust Division of the Department of Justice under the HSR Act; and (iv) resolving questions or objections, if any, as may be asserted by any Governmental Entity with respect to this Agreement, including under the Regulatory Laws.

(b) The parties to this Agreement shall cooperate and consult with each other in connection with obtaining any authorizations, approvals, consents, registrations, permits, and other confirmations from any Governmental Entity required to consummate the transactions contemplated by this Agreement, and shall, unless prohibited by law, (i) furnish to the other party such information as the other party may reasonably require in connection with the preparation of any filing or submission under the HSR Act or the Regulatory Laws and subject to customary confidentiality obligations and all applicable privileges (including the attorney-client privilege), (ii) notify each other promptly of any oral communication with, and upon request, provide copies of any written communications, correspondence and filings with, any Governmental Entity, (iii) consult and cooperate with, and consider in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under the HSR Act or the antitrust laws of any other Governmental Entity; (iv) use good faith efforts to give each other reasonable advance notice of all meetings with any Governmental Entity; (v) unless prohibited by law or by a Governmental Entity, not participate independently in any meeting with a Governmental Entity without providing reasonable advance notice to the other party and an opportunity to attend and participate in such meeting, provided that in the event one party hereto is prohibited by law or Governmental Entity from participating in or attending any such meeting, the attending party shall keep the other party reasonably apprised with respect thereto. The parties may, as each deems advisable, designate any competitively sensitive material provided to the other party under this Section 7.4 as “outside counsel only” in which case such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors, unless express written permission is obtained in advance from the source of the materials. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Affiliates to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Regulatory Laws or refrain from closing of the Transactions or the other transactions contemplated by this Agreement, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

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(c) In no event shall the Company or any of its controlled Affiliates be required under this Section 7.4 to (i) pay prior to the Effective Time any material fee, penalty or other consideration to any third party for any consent or approval under any Contract required for the consummation of the Transaction or the other transactions contemplated by this Agreement, other than any such fee, penalty or other consideration expressly required under the terms of any Contract, or (ii) agree to any material term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action imposed, required or requested by any Governmental Entity in connection with its grant of any permits, approvals, waivers, and actions or nonactions with respect to the Transactions or the other transactions contemplated by this Agreement, unless such term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action imposed is binding on the Company or any of its controlled Affiliates only in the event that the Closing occurs.

(d) The Company shall use reasonable best efforts to cooperate with Parent to obtain any consents or waivers from third parties (other than Governmental Entities) that are required in connection with the Transactions.

(e) Without limiting the generality of the undertakings pursuant to Section 7.4(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Regulatory Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings required under any other Regulatory Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within fifteen (15) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Regulatory Laws and (ii) subject to the terms set forth in Section 7.4(f) hereof, take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of any applicable waiting periods. Parent acknowledges and agrees that it shall pay and shall be solely responsible for all filing fees under the HSR Act and any additional consents and filings required under any other Regulatory Laws.

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(f) Notwithstanding anything to the contrary contained in this Agreement, Parent shall, and shall cause its Affiliates to, use its and their reasonable best efforts take any and all steps and actions necessary to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Transactions or the other transactions contemplated by this Agreement under any applicable Regulatory Laws so as to enable the parties hereto to consummate such Transactions or the other transactions contemplated by this Agreement as promptly as practicable, but in no event later than the Termination Date, including (i) proposing, negotiating, committing to and effecting by consent decree, hold separate orders or otherwise, the sale, divesture, licensing or disposition of any assets, properties or businesses of Parent or its Affiliates or of the Company or its Subsidiaries and (ii) otherwise taking or committing to take any actions that would limit the freedom of action of Parent or any of its Affiliates with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent or any of its Affiliates, or the assets, properties or businesses of Company or its Subsidiaries, in each case as may be advisable in order to avoid the entry of, or to effect the dissolution of, any administrative or judicial action or proceeding or any decree, judgment, injunction temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time; provided, however, that, notwithstanding the foregoing, none of Parent or its Affiliates or the Company or its Subsidiaries shall be required to take or agree to take any action that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of Parent and its Affiliates after giving effect to the Transactions, taken as a whole. For purposes of the foregoing proviso, “Parent and its Affiliates after giving effect to the Transactions” shall be deemed to have the size, financial condition and results of operations of the Company and its Subsidiaries prior to the consummation of the Transactions.

Section 7.5 Access and Reports.

(a) Subject to applicable Law and Section 7.1(c), from and after the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries to, (i) afford to Parent, Merger Sub and their Representatives, reasonable access, during normal business hours (in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries), to its officers, employees, properties, offices and other facilities, books, Contracts and records and (ii) furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties, assets and personnel as Parent may reasonably request; provided, that (A) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (1) any inspection or any information that would violate any of its obligations with respect to confidentiality in effect as of the date hereof, (2) any information that would jeopardize attorney client privilege or other privilege or trade secret protection or the work product doctrine, provided that the Company will use its reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege or other privilege or protection, (3) information related to the actions of the Company Board with respect to the Transactions and any similar transaction involving the sale of the Company or a material portion of its assets, or combination of the Company with any other Person, whether prior to or after execution of this Agreement or (4) conduct intrusive sampling of any vessel, including its cargo or bunkers, and (B) any such investigation shall be conducted in such manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries. Nothing in this Section 7.5(a) will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. All requests for access pursuant to this Section 7.5(a) must be directed to the General Counsel of the Company, any other person listed in Section 7.5(a) of the Company Disclosure Schedule or another person designated in writing by the Company.

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(b) Each of Parent and Merger Sub shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub or their respective Representatives, financing sources or Affiliates in connection with the transactions contemplated by this Agreement in accordance with that certain Non-Disclosure Agreement, dated as of February 27, 2024, by and between Parent and the Company (the “Confidentiality Agreement”) as if all such documents and information were Confidential Information (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms, subject to the terms of this Agreement, and shall apply to Parent and Merger Sub as if they were direct parties thereto.

(c) Parent and the Company will give prompt notice to the other (i) subject to any restrictions under any Regulatory Law, of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent or (ii) of any Actions commenced or, to the Knowledge of the Company or to the knowledge of Parent (as applicable), threatened in writing against such party or any of its Affiliates (or any of their respective directors or officers) in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”). The delivery of any notice pursuant to this Section 7.5(c) shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

Section 7.6 Publicity; Communications. The initial press release regarding the Transactions shall be a joint press release by the Company and Parent and thereafter (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 7.2) each party shall consult with the other parties, and give each other the opportunity to review and comment, prior to issuing any press releases or otherwise making public announcements or filings with respect to the Transactions or any of the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with NYSE (in which case, such party shall, to the extent practicable, use commercially reasonable efforts to consult with the other parties before issuing such press release or making such public announcement or filing).

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Section 7.7 Employee Matters.

(a) During the period commencing on the Closing Date and ending on December 31, 2025, Parent shall, or shall cause its applicable Subsidiary to, provide each Nonunion Employee who was a Nonunion Employee immediately prior to the Offer Acceptance Time and who continues in employment with Parent, the Surviving Corporation or their Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with (i) a principal work assignment located at the same or a reasonably similar geographic location to such Continuing Employee’s geographic work location as in effect as of immediately prior to the Closing Date (including, if applicable, a remote work arrangement consistent with any such arrangement in effect as of the Closing Date), (ii) job responsibilities that are substantially comparable to the responsibilities of such Continuing Employee as of the Closing Date, other than job responsibilities that reasonably result from the Company’s transition to a non-publicly traded company, (iii) a base salary, base compensation or regular hourly wage (whichever is applicable) and an annual or shorter-term cash incentive compensation opportunity, that, in each case, is not less than the base salary, base compensation or regular hourly wage and such short-term cash incentive compensation opportunity in effect for the applicable Continuing Employee as of immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any special cash-based retention awards) and (iv) retirement, health and welfare benefits (including, but not limited to, any health, welfare, vacation and select time, severance benefits and retirement benefits) that are substantially similar (including, if applicable, with respect to costs for the applicable Continuing Employee) in the aggregate to the retirement, health and welfare (including, but not limited to, any health, welfare, vacation and select time, severance benefits and retirement benefits) provided or available to the applicable Continuing Employee as of immediately prior to the Effective Time. In addition, for fiscal year 2025, Parent shall, or shall cause its applicable Subsidiary to, provide each Continuing Employee with a long-term cash compensation opportunity that is substantially similar (including, at the discretion of Parent, shorter-term compensation opportunities with a substantially similar quantum of payment opportunities) to the long-term equity compensation opportunity granted to such Continuing Employee for fiscal year 2024, based on the dollar value of the target Shares covered by such long-term equity compensation opportunity on the grant date, and excluding any special retention or similar equity-based compensation provided prior to the Effective Time. Effective as of the Effective Time, the Surviving Corporation hereby expressly assumes the Company Benefit Plans and Bargaining Agreements (other than equity plans governing the Company Equity Awards) and agrees to perform the obligations of the Company thereunder in accordance with the terms and conditions thereof effective as of the Effective Time.

(b) During the period commencing on the Closing Date and ending on the second anniversary thereof, the Surviving Corporation shall provide each Continuing Employee whose employment is terminated by Parent or one of its Subsidiaries with severance benefits and on terms and conditions, in each case, that are no less favorable than the severance benefits and protections as set forth in Section 7.7(b) of the Company Disclosure Schedule.

(c) Parent will cause any employee benefit plans of Parent and its Subsidiaries in which the Continuing Employees are entitled to participate after the Closing Date to take into account, for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension plan or as would result in a duplication of benefits), service prior to the Effective Time by such employees to the Company and its Subsidiaries (and any predecessors) as if such service were with Parent or its Subsidiaries.

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(d) With respect to any employee benefit plans maintained by Parent and its Subsidiaries for the benefit of the Continuing Employees following the Closing Date, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical, vision or mental health benefits to any Continuing Employee to the same extent waived under the analogous Company Benefit Plan prior to the Closing Date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the Effective Time occurs (or such later date on which a Continuing Employee commences participation in any new plan of the Surviving Corporation and its Subsidiaries) under analogous Company Benefit Plans.

(e) For fiscal year 2025 and 2026, Parent shall, or shall cause its applicable Subsidiary to, continue to maintain the Company’s annual bonus program for Continuing Employees who were Company executive officers immediately prior to the Offer Acceptance Time, with objective performance metrics equitably adjusted as needed to reflect the post-Closing structure of the Company (which, pursuant to such adjustments, shall be no less favorable to the Company’s executive officers than the terms of the Company’s annual bonus program).

(f) Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or their Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan in accordance with its terms after the Closing Date. Without limiting Section 10.10, nothing in this Section 7.7 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 7.8 Expenses. Except as otherwise provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that all filing fees under the HSR Act in connection with the transactions contemplated by this Agreement shall be borne by Parent.

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Section 7.9 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each current and former director, officer, employee or agent of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or any of its Subsidiaries (collectively, together with such person’s heirs, executors or administrators, the “Indemnified Parties”) as provided in the Charter and Bylaws of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof shall survive the Transactions and shall remain in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Amended Certificate of Incorporation of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter of the Company and its Subsidiaries as of the date of this Agreement. During such six (6) year period (and for so long as any claim for indemnification remains pending thereafter), such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law. Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) any Indemnified Parties against any Damages, arising out of, relating to or in connection with the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or any of its Subsidiaries and (including in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time). In the event of any such actual or threatened Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such actual or threatened Action. Parent shall pay to the fullest extent permitted under applicable Law, subject to a receipt of an undertaking from any applicable Indemnified Party to whom expenses are advanced that such Indemnified Party will repay all such advances if it is ultimately determined by final and unappealable Order that such Indemnified Party is not entitled to be indemnified or entitled to such advanced expenses, all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.9.

(b) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company shall purchase, prior to the Offer Acceptance Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by the Company prior to the Offer Acceptance Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

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(c) The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 7.9 shall survive the consummation of the Transaction and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that each of the Indemnified Parties to whom this Section 7.9 applies shall be a third-party beneficiary of this Section 7.9, entitled to enforce any of the provisions of this Section 7.9).

(d) In the event that the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 7.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 7.10 Section 16 Matters. Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause any dispositions of equity securities (including derivative securities) of the Company in connection with this Agreement and the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted under applicable Law.

Section 7.11 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Transaction Debt Financing on the terms and conditions (including the “market flex” provisions, provided that such provisions do not reduce the amount or adversely affect the availability of the Transaction Debt Financing to be funded at Closing or the ability of Parent and Merger Sub to timely pay the Required Payment Amount as contemplated by this Agreement) described in the Debt Commitment Letter at Closing, and shall not, without the prior written consent of the Company, agree to or permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter or the definitive agreements relating to the Transaction Debt Financing, that (i) reduces the aggregate amount of the Transaction Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Transaction Debt Financing or similar fees) or (ii)(A) imposes new or additional conditions precedent or other terms of the Transaction Debt Financing or (B) otherwise adversely expands, amends or modifies any of the conditions precedent to the Transaction Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in the case of clauses (A) and (B), in a manner that would reasonably be expected to (1) delay, prevent or impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, (2) make the timely funding of the Transaction Debt Financing contemplated by the Debt Commitment Letter (or satisfaction of the conditions precedent to the Transaction Debt Financing) or the timely payment of the Required Payment Amount as contemplated by this Agreement on the Closing Date less likely to occur or (3) adversely impact the ability of each of Parent and Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (provided that, without the consent of the Company, Parent and Merger Sub may amend the Debt Commitment Letter (x) to add additional lenders, arrangers, bookrunners and agents, (y) to implement or exercise any of the “market flex” provisions (including pricing terms) contained in the fee letter executed in connection with the Debt Commitment Letter), or (z) to reduce the size of Parent’s new credit facility to an amount at least equal to $1.38 billion, if such amendments do not reduce the amount or adversely affect the availability of the Transaction Debt Financing to be funded at Closing or the ability of Parent and Merger Sub to timely pay the Required Payment Amount as contemplated by this Agreement. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 7.11, references to “Transaction Debt Financing” shall include the Transaction Debt Financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 7.11(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 7.11(a).

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(b) Each of Parent and Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Debt Commitment Letter and comply with its obligations thereunder, (B) to enter into definitive agreements pursuant to the Debt Commitment Letter, consistent in all material respects with the terms and conditions (including the “market flex” provisions, provided that such provisions do not reduce the amount or adversely affect the availability of the Transaction Debt Financing to be funded at Closing or the ability of Parent and Merger Sub to timely pay the Required Payment Amount as contemplated by this Agreement) contained in the Debt Commitment Letter, (C) to satisfy (or obtain the waiver of) on a timely basis all conditions precedent to funding in the Debt Commitment Letter and such definitive agreements that are within Parent’s control and to consummate the Transaction Debt Financing at the Closing, and (D) enforce all of its respective rights under the Debt Commitment Letter and such definitive agreements, including in the event of a breach (including an improper refusal to fund the debt contemplated by the Debt Commitment Letter) that impedes or delays the Closing by seeking specific performance of the parties thereunder if necessary. Parent shall keep the Company reasonably informed in reasonable detail of the status of its efforts to arrange the Transaction Debt Financing and provide to the Company copies of the material definitive agreements with respect to the Transaction Debt Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (1) of any material breach or default by any party to any of the Debt Commitment Letter or definitive agreements with respect to the Transaction Debt Financing of which Parent has knowledge, (2) of the receipt of (x) any written notice or (y) other written communication, in each case from any Debt Financing Lender with respect to any actual or potential material breach, default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements with respect to the Transaction Debt Financing of any provisions of the Debt Commitment Letter or definitive agreements with respect to the Transaction Debt Financing, and (3) if at any time for any reason Parent believes in good faith that it will not be able to timely pay the Required Payment Amount as contemplated by this Agreement or to obtain all or any portion of the Transaction Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letter or definitive agreements related to the Transaction Debt Financing. As soon as reasonably practicable after any notice by Parent to the Company of the type described in the immediately preceding sentence, but in any event within two Business Days of the date the Company delivers to Parent a written request, Parent shall use reasonable best efforts to provide any information reasonably requested by the Company relating to any circumstance referred to in clause (1), (2) or (3) of the immediately preceding sentence; provided, in the event that Parent is required pursuant to this Section 7.11(b) to provide any information that is subject to attorney-client or similar privilege, Parent may withhold disclosure of such information so long as Parent gives notice to the Company of the fact that it is withholding such information and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection. If all or any portion of the Transaction Debt Financing becomes unavailable on the terms contemplated by the Debt Commitment Letter (including any “market flex” provisions applicable to the Transaction Debt Financing) for any reason, and such portion is reasonably required to pay the Required Payment Amount, then Parent shall promptly notify the Company and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative debt Transaction Debt Financing from alternative sources in an amount sufficient, when taken together with (i) available cash of Parent and its Subsidiaries, (ii) available capacity on existing credit facilities of Parent and its Subsidiaries, (iii) cash of the Company in an amount that does not exceed the amount that, after giving effect to all payments required to be made or funded by the Company in connection with the transactions contemplated by this Agreement prior to the Closing, would result in the Company having $25 million in cash on its consolidated balance sheet as of the Closing, and (iv) any then-available Transaction Debt Financing pursuant to the Debt Commitment Letter, to fund the Required Payment Amount with conditions not materially less favorable (taken as a whole) to Parent and Merger Sub than the conditions (taken as a whole) set forth in the Debt Commitment Letter (“Available Transaction Debt Financing”), as promptly as reasonably practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all commitment letters and fee letters pursuant to which any such alternative source shall have committed to provide any portion of the Available Transaction Debt Financing.

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(c) Each of Parent and Merger Sub acknowledges and agrees that the obtaining of any Transaction Debt Financing or any alternative financing is not a condition to the Offer or the Merger and reaffirms its obligations to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Transaction Debt Financing or any alternative financing.

(d) Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives from and against any and all losses, damages, claims, interest, costs, expenses, awards, judgments, penalties and amounts paid in settlement suffered or incurred, directly or indirectly, in connection with the Transaction Debt Financing other than with respect to any information provided or prepared by the Company or its Subsidiaries in connection therewith if such loss, damage or other amount is found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Company or any of its Subsidiaries.

Section 7.12 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Class A Common Stock from NYSE and the deregistration of the shares of Class A Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.

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Section 7.13 Transaction Litigation. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep the other reasonably informed on a current basis with respect to any Transaction Litigation, reasonably consult with the other and give consideration to the other’s advice regarding such Transaction Litigation and give each other the opportunity to participate at its or their own expense in the defense, settlement or prosecution of any Transaction Litigation; provided, that the Company shall in any event control the defense, settlement or prosecution of any Transaction Litigation, provided, further, that the Company shall not compromise, settle, or agree to compromise or settle any Transaction Litigation unless the Parent shall have consented in writing (such consent not to be unreasonably withheld, delayed or conditioned).

Section 7.14 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law becomes or is deemed to be applicable to Parent, Merger Sub, the Company, the Transactions, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions within its reasonable control as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 7.15 Conduct of Parent and Merger Sub. During the period from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated), except (a) as required by applicable Law or (b) as expressly contemplated by this Agreement, (i) Parent has not, and shall not, and shall not permit any of its Subsidiaries (including Merger Sub) or Affiliates to, (A) with respect to Merger Sub only, amend, repeal or otherwise modify any provision of its organizational or governing documents, (B) take any action or fail to take any action which is intended to or which would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impede the ability of any of the parties hereto to obtain any necessary approvals or clearances of any Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or otherwise prevent or materially delay or impede the consummation of the Transactions or the other transactions contemplated hereby or (C) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or analogous governing body in support of, any of the foregoing; and (ii) Parent shall not, and shall cause its Affiliates not to, enter into any transaction or any agreement to effect any transaction which would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impede the ability of any of the parties hereto to obtain any necessary approvals or clearances of any Governmental Entity required for the transactions contemplated hereby promptly and in any event prior to the Termination Date.

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Section 7.16 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Article VIII

Conditions of Merger

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction (or waiver in writing by Parent and the Company, if permissible under applicable Law) at or prior to the Closing of each of the following conditions:

(a) Orders. No Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law after the date of this Agreement or issued any Order after the date hereof that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger.

(b) Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer and consummated the Offer.

Article IX

Termination

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Offer Acceptance Time by mutual written consent of the Company and Parent.

Section 9.2 Termination by Either the Company or Parent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Offer Acceptance Time by either the Company or Parent:

(a) if the Offer Acceptance Time shall not have occurred on or prior to one minute after 11:59 p.m. (New York City time) on February 19, 2025 (such date, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to a party if the failure of the Offer to have been consummated on or before the Termination Date was primarily caused by the failure of such party to perform any of its obligations under this Agreement (it being understood that Parent and Merger Sub shall be deemed to be a single party for purposes of this sentence); or

(b) if the Offer (as it may be required to be extended pursuant to Section 2.1(c), or has otherwise been extended in accordance with this Agreement) shall have expired in accordance with its terms without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or waived by Parent, in each case without the acceptance for payment of any Shares validly tendered in the Offer; provided, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose failure to satisfy any agreements or covenants under this Agreement has primarily caused or resulted in the non-satisfaction of the Minimum Condition or any of the other Offer Conditions or the non-acceptance for payment of Shares validly tendered in the Offer (it being understood that Parent and Merger Sub shall be deemed to be a single party for purposes of this sentence); or

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(c) if any Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law after the date of this Agreement or issued any Order after the date hereof that is in effect and shall have become final and non-appealable and restrains, enjoins or otherwise prohibits the acquisition of or payment for the Shares pursuant to the Offer or consummation of the Merger,; provided, that the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to a party if the enactment promulgation or issuance of any such Law or Order, or such Law or Order becoming final and non-appealable, was primarily caused by the failure of such party to perform any of its obligations under this Agreement (it being understood that Parent and Merger Sub shall be deemed to be a single party for purposes of this sentence).

Section 9.3 Termination by the Company. This Agreement may be terminated, and the Transactions may be abandoned by the Company, at any time prior to the Offer Acceptance Time:

(a) in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 7.2; provided, that prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Parent (or its designee) the Company Termination Fee due under Section 9.5(b); or

(b) if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub in this Agreement, which breach (i) could reasonably be expected to prevent Parent or Merger Sub from consummating the Offer and (ii)(A) is not capable of being cured by Parent or Merger Sub prior to the Termination Date or (B) if capable of being cured prior to the Termination Date, shall not have been cured before the earlier of (x) twenty (20) Business Days following receipt of written notice from the Company of such breach or (y) the Termination Date; provided, that the Company is not then in breach of any representation, warranty, covenant or agreement of this Agreement such that any Offer Condition or any condition to the obligations of Parent and Merger Sub set forth in Section 8.1 would not then be satisfied if the Closing Date were the date of such termination;

Section 9.4 Termination by Parent. This Agreement may be terminated, and the Transactions may be abandoned by Parent, at any time prior to the Offer Acceptance Time:

(a) if the Company Board shall have effected a Change of Recommendation; or

(b) if there has been a breach of any representation, warranty, covenant or agreement of the Company in this Agreement, which breach (i) would give rise to the failure of any of the conditions set forth in the Section (c) or Section (d) set forth in Annex I, and (ii)(A) is not capable of being cured by the Company by the Termination Date or (B) if capable of being cured prior to the Termination Date, shall not have been cured before the earlier of (x) twenty (20) Business Days following receipt of written notice from Parent of such breach or (y) the Termination Date; provided, that neither Parent nor Merger Sub is then in material breach of any representation, warranty, covenant or agreement of this Agreement.

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Section 9.5 Effect of Termination and Abandonment.

(a) Subject to Section 10.1, in the event that this Agreement is terminated and the Transactions are abandoned pursuant to this Article IX, this Agreement shall immediately become void and of no effect, without any liability on the part of Parent, Merger Sub or the Company; provided, that, subject to Section 9.5(e), no such termination shall relieve any party from any Damages resulting from actual and intentional fraud under Delaware law or a Willful Breach of this Agreement prior to any termination, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity. Subject to this Section 9.5 and Section 10.10, the parties acknowledge and agree that, in the case of Parent and Merger Sub, for any Willful Breach of this Agreement, the Company has the right, as the sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders of the Company shall not be entitled to pursue such Damages on their own behalf, but who are third party beneficiaries hereunder solely to the extent necessary for this Section 9.5 and Section 10.10 to be enforceable), to pursue any Damages, including Damages based on loss of the economic benefit of the Transactions and loss of other opportunities to the Company and the stockholders of the Company. The party desiring to terminate this Agreement pursuant to Section 9.2, Section 9.3 or Section 9.4 shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other parties in accordance with Section 10.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b) Except as set forth in this Section 9.5, all expenses incurred in connection with this Agreement and the Transactions shall be paid in accordance with the provisions of Section 7.8.

(c) In the event that:

(i) (A) this Agreement is terminated by either the Company or Parent pursuant to Section 9.2(a) (and at the time of such termination, Parent and Merger Sub are then permitted to terminate this Agreement pursuant to Section 9.2(b)), by Parent pursuant to Section 9.2(b) (only if clauses (b) and (g) in Annex I shall have been satisfied but the Minimum Condition shall not have been satisfied), or by Parent pursuant to Section 9.4(b), (B) any Person shall have publicly proposed, announced or made an Acquisition Proposal or, in the case of a termination pursuant to Section 9.4(b), an Acquisition Proposal shall have been provided to the Company’s management, the Company Board or any committee thereof, in either case after the date of this Agreement and prior to the Offer Acceptance Time (and such Acquisition Proposal shall not have been withdrawn prior to such termination) and (C) within twelve (12) months of such termination the Company shall have consummated an Acquisition Proposal or the Company Board shall have approved, or the Company shall have entered into, a definitive agreement for an Acquisition Proposal that is subsequently consummated (whether consummated within such twelve (12)-month period or thereafter), then the Company shall, on the date such Acquisition Proposal is consummated, pay the Company Termination Fee to Parent (or its designee) by wire transfer of same day funds to one or more accounts designated by Parent; provided, that for purposes of clauses (B) and (C) above the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

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(ii) this Agreement is terminated by the Company pursuant to Section 9.3(a), the Company shall, prior to or substantially concurrently with such termination, pay the Company Termination Fee to Parent (or its designee) by wire transfer of same day funds to one or more accounts designated by Parent; or

(iii) this Agreement is terminated by Parent pursuant to Section 9.4(a), the Company shall, no later than three (3) Business Days after the date of such termination, pay the Company Termination Fee to Parent by wire transfer of same day funds to one or more accounts designated by Parent.

For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) The parties acknowledge and agree that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company fails to pay when due any amount pursuant to this Section 9.5, then the Company shall also (i) reimburse Parent for all expenses incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 9.5, and (ii) pay to Parent interest on such overdue amount from the date such payment was required to be paid until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

(e) Each of the parties acknowledges that any amounts payable by the Company pursuant to this Section 9.5, including the Company Termination Fee, do not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, Parent’s receipt of the Company Termination Fee pursuant to this Section 9.5 shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent and its Affiliates, as applicable, against the Company Related Parties for (i) any Damages suffered as a result of the failure of the Transactions to be consummated and (ii) any other Damages suffered as a result of or under this Agreement and the Transactions, and upon payment of the Company Termination Fee in accordance with this Section 9.5, none of the Company Related Parties shall have any further liability relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not relieve any party from liability for actual and intentional fraud under Delaware law or a Willful Breach of this Agreement prior to any termination or impair the rights of Parent and Merger Sub, if any, to obtain injunctive relief pursuant to Section 10.7 prior to any termination of this Agreement or to compel the payment by the Company of the Company Termination Fee.

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Article X

General Provisions

Section 10.1 Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 7.9 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.8 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. The parties, intending to modify any applicable statute of limitations, hereby agree that all other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, as applicable.

Section 10.2 Modification or Amendment. Subject to applicable Law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Offer Acceptance Time and provided, further that with respect to any amendment or waiver of this Section 10.2, the last sentence of Section 10.5(a), the second sentence of Section 10.7(a), clause (d) of the second sentence of Section 10.10, and the second and third sentences of Section 10.15, in each case, that pertains to the Debt Financing Lenders (collectively, the “Debt Financing Provisions”) that is adverse to any Debt Financing Lender, the prior written consent of the adversely affected Debt Financing Lender shall be required before any such amendment or modification may become effective as to such Debt Financing Lender.

Section 10.3 Waiver; Extension. The conditions to each of the parties’ obligations to consummate the Transactions are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Law. At any time prior to the Offer Acceptance Time, the Company or Parent may (i) waive or extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent, or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 10.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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Section 10.5 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and all Actions (whether at law, in contract, in tort, or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law that would require the application of any Law other than the State of Delaware, including with respect to statutes of limitations; provided, however, that with respect to any claim (whether at law or in equity, whether in contract, tort, statute or otherwise) brought against any of the Debt Financing Lenders in accordance with this Section 10.5, the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto agrees that it shall bring any Action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any appellate court thereof (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 10.6. Notwithstanding the foregoing, the parties may enforce any judgment rendered in the Chosen Courts in any court of competent jurisdiction as provided by applicable Law. Notwithstanding the foregoing, the parties may enforce any judgment rendered in the Chosen Courts in any court of competent jurisdiction as provided by applicable Law. Notwithstanding the foregoing, each party hereto agrees that it will not bring any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Lender in any way relating to this Agreement, the Transaction Debt Financing or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING IN CONNECTION WITH ANY ACTION OR PROCEEDING AGAINST ANY DEBT FINANCING LENDER). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(B).

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Section 10.6 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, or (d) if delivered by email transmission, on the date of such transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Saltchuk Resources, Inc.

450 Alaskan Way South, Suite 708

Seattle, WA 98104.

Attention:	Dave Stewart
email:	General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

K&L Gates LLP

925 4th Ave 2900

Seattle, WA 98104

Attention:	Christopher J. Voss
Michelle R. McCreery
email:	CJ.Voss@klgates.com
Michelle.McCreery@klgates.com

If to the Company, to:

Overseas Shipholding Group, Inc.

302 Knights Run Avenue, Suite 1200

Tampa, FL 33602

Attention:	Susan Allan
email:	sallan@osg.com

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with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:	Philip Richter
Ryan Messier
Email:	Philip.Richter@friedfrank.com;
Ryan.Messier@friedfrank.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 10.7 Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Transactions) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. In the event of a failure or threatened failure of Parent to enforce the terms of the Debt Commitment Letter, the Company shall be entitled to specific performance to cause Parent to enforce the terms of the Debt Commitment Letter (or any financing agreements related thereto or related to the alternative financing), as applicable.

(b) Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.8 [Intentionally Omitted]

Section 10.9 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement and the other instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

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Section 10.10 No Third-Party Beneficiaries. Except (a) as provided in Section 7.9, (b) solely if the Offer Acceptance Time occurs, the right of the Company’s stockholders that validly tendered their Shares in the Offer to receive the Offer Price in respect of such Shares, (c) solely if the Effective Time occurs, for the rights of the holders of Shares to receive the Merger Consideration to which they are entitled to receive in accordance with Article IV, (d) for the right of the holders of Common Stock, Company Stock Options and other Company Equity Awards to receive the payments contemplated by Section 4.7, (e) Section 10.2 (Modification; Amendment), Section 10.5 (Governing Law and Venue; Waiver of Jury Trial), this Section 10.10 (No Third-Party Beneficiaries), and Section 10.12 (Assignment), (f) if Parent or Merger Sub commits a Willful Breach of this Agreement, then, following the termination of this Agreement, the right of the Company to seek Damages, as the sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders of the Company shall not be entitled to pursue such Damages on their own behalf, but who are third party beneficiaries hereunder solely to the extent necessary for Section 9.5 and this Section 10.10 to be enforceable), including Damages based on loss of the economic benefit of the Transactions and loss of other opportunities to the Company and the stockholders of the Company and (g) for the Debt Financing Lenders in connection with the Debt Financing Provisions, the parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding anything herein to the contrary, the rights granted pursuant to Section 10.10(f) and the provisions of Section 9.5 with respect to the recovery of Damages based on loss of the economic benefit of the Transactions and loss of other opportunities to the Company and the stockholders of the Company shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as the sole and exclusive agent for the stockholders of the Company (which stockholders shall not be entitled to pursue such enforcement on their own behalf); provided, that, in such capacity as sole and exclusive agent for the stockholders of the Company, the Company shall (i) be entitled to reimbursement (from the stockholders of the Company) from any such recovery of Damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company in connection with acting as sole and exclusive agent for the stockholders of the Company pursuant to Section 10.10(f) and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.

Section 10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, that the parties intend that the remedies and limitations thereon (including provisions that the payment of the Company Termination Fee shall be the sole and exclusive remedy of the recipient thereof except as set forth herein, limitations on specific performance and other equitable remedies in Section 10.7) contained in Article IX and this Article X be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

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Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 10.13 Headings. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 10.14 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 10.15 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, except as otherwise set forth herein, all claims or causes of action (whether in contract or in tort, in Law or in equity) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any Debt Financing Related Party, or any past, present or future director, officer, incorporator, member, manager, partner, equityholder, Affiliate, agent, employee, attorney or other Representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability on an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, in each case except as otherwise provided under the laws of the State of Delaware, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. The Debt Financing Related Parties and any Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 10.15 and the Debt Financing Related Parties are expressly intended as third-party beneficiaries of the other Debt Financing Provisions. Notwithstanding the foregoing, nothing in this Agreement, including this Section 10.15, shall preclude any party to any document executed in connection with the Transaction from making any claim thereunder, in each case, to the extent permitted therein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMPANY:

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/ Samuel H. Norton
Name:	Samuel H. Norton
Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PARENT:

SALTCHUK RESOURCES, INC.

By:	/s/ Mark N. Tabbutt
Name:	Mark N. Tabbutt
Title:	Chairman and President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MERGER SUB:

SEAHAWK MERGECO., INC.

By:	/s/ Mark N. Tabbutt
Name:	Mark N. Tabbutt
Title:	President

[Signature Page to Agreement and Plan of Merger]

Schedule a

credit agreements

1.	Credit Agreement, dated as of September 29, 2021 (as amended by the First Amendment to Credit Agreement, dated as of November 8, 2021, the Second Amendment to Credit Agreement, dated as of September 30, 2022, and the Third Amendment to Credit Agreement, dated as of November 20, 2023, and as further amended, modified or supplemented from time to time), by and among Overseas St Holding LLC, a Delaware limited liability company, OSG Endurance LLC, a Delaware limited liability company, OSG Delaware Bay Lightering LLC, a Delaware limited liability company, Tagalak Island LLC, a Delaware limited liability company, Mykonos Tanker LLC, a Delaware limited liability company, Santorini Tanker LLC, a Delaware limited liability company, as the Borrowers, and Stonebriar Commercial Finance LLC, a Delaware limited liability company, as the Lender.

2.	Loan and Security Agreement, dated as of August 7, 2019 (as amended by the First Amendment to Loan and Security Agreement, dated as of September 30, 2019 (Korean time), the Second Amendment to Loan and Security Agreement, dated as of March 12, 2021, the Third Amendment to Loan and Security Agreement, dated as of September 29, 2021, and the Fourth Amendment to Loan and Security Agreement, dated as of December 2, 2022, and as further amended, modified or supplemented from time to time), by and among Overseas Sun Coast LLC, a Delaware limited liability company, as the Borrower, and Pacific Western Bank, a California banking corporation, as the Lender.

3.	Credit Agreement, dated as of November 18, 2020 (as amended by the First Amendment to Credit Agreement, dated as of March 31, 2021, the Second Amendment to Credit Agreement, dated as of May 27, 2021, the Third Amendment to Credit Agreement, dated as of November 8, 2021, and the Fourth Amendment to Credit Agreement, dated as of September 30, 2022, and as further amended, modified or supplemented from time to time) by and among OSG 205 LLC, a Delaware limited liability company, OSG Courageous II LLC, a Delaware limited liability company, as the Borrowers, and TVPX Aircraft Solutions INC., not in its individual capacity but solely as trustee of the TVPX SWAWCW Business Trust, a Utah business trust, as Lender.

4.	First Amended and Restated Credit Agreement, dated as of November 5, 2021 (as amended by Amendment No. 1 to First Amended and Restated Credit Agreement, dated as of December 20, 2022, and as further amended, modified or supplemented from time to time), by and among OSG 204 LLC, a Delaware limited liability company, as the Borrower, and Wintrust Commercial Finance, a division of Wintrust Asset Finance Inc., a Delaware corporation, as Lender.

5.	Loan and Security Agreement, dated as of March 12, 2020 (as amended by the First Amendment to Loan and Security Agreement, dated as of March 12, 2021, the Second Amendment to Loan and Security Agreement, dated as of September 29, 2021, the Third Amendment to Loan and Security Agreement, dated as of December 2, 2022, and the Fourth Amendment to Loan and Security Agreement, dated as of March 3, 2023, and as further amended, modified or supplemented from time to time), by and among Kiska Island LLC, a Delaware limited liability company, Akun Island LLC, a Delaware limited liability company, as the Borrowers, and Banc of America Leasing & Capital, LLC, a Delaware limited liability company, as the Lender.

ANNEX I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I but not defined herein have the meanings assigned to such terms in this Agreement, of which this Annex I is a part.

Notwithstanding any other term of the Offer or this Agreement to the contrary, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or (prior to the Offer Acceptance Time and subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act) pay for any Shares tendered pursuant to the Offer, and may delay the acceptance for payment of or (prior to the Offer Acceptance Time and subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act) the payment for, any tendered Shares, and (to the extent permitted by this Agreement) may terminate the Offer and (prior to the Offer Acceptance Time and subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act) not accept for payment any tendered Shares: (i) if this Agreement has been validly terminated in accordance with Article IX; or (ii) at any scheduled Expiration Date (as it may have been extended pursuant to Section 2.1(c) of this Agreement), if (a) the condition in clause (a) below has not been satisfied by one minute after 11:59 p.m., New York City time, on the Expiration Date or (b) any of the additional conditions set forth below shall not be satisfied or waived in writing by Parent:

(a) the number of Shares validly tendered and “received” (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn prior to the expiration of the Offer (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h) of the DGCL)), together with any Shares owned by Parent, Merger Sub, or any of their respective Affiliates as of the expiration of the Offer, equals at least one Share more than a majority of all issued and outstanding Shares as of the expiration of the Offer, other than any Shares held in treasury by the Company as of the expiration of the Offer or any other Shares acquired by the Company prior to the expiration of the Offer (the “Minimum Condition”);

(b) no Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law after the date of this Agreement or issued any Order after the date hereof that is in effect and restrains, enjoins or otherwise prohibits the acquisition of or payment for the Shares pursuant to the Offer or consummation of the Merger;

(c) (i) each of the representations and warranties of the Company set forth in Section 5.3(a) shall be true and correct in all respects, except for inaccuracies that are de minimis, as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), (ii) each of the representations and warranties of the Company set forth Section 5.1, the first sentence of Section 5.3(b), Section 5.21, and Section 5.22 shall be true and correct in all material respects as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) and (iii) each of the representations and warranties of the Company set forth in Article V of this Agreement (other than those set forth in Section 5.1, Section 5.3(a), the first sentence of Section 5.3(b), Section 5.21, and Section 5.22) shall be true and correct (interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect”) as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect;

(d) the Company shall have performed or complied in all material respects with its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Offer Acceptance Time;

(e) Parent and Merger Sub shall have received a certificate of the Company, signed by an executive officer of the Company and dated as of the Offer Acceptance Time, to the effect that the conditions set forth in the foregoing Section (c) and Section (d) and the following Section (f) in this Annex I have been satisfied;

(f) no Company Material Adverse Effect shall have occurred since the date of this Agreement;

(g) the waiting period applicable to the Offer (and any extension thereof) under the HSR Act shall have expired or been terminated; and

(h) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition, which may be waived by Merger Sub only with the prior written consent of the Company) may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub to the extent permitted by applicable Law.